EXHIBIT 10.1

PURCHASE AGREEMENT
BY AND AMONG
STUART WEITZMAN TOPCO LLC,
STUART WEITZMAN INTERMEDIATE LLC,
AND
COACH, INC.
JANUARY 5, 2015

i

3.24	Certain Business Practices	34
3.25	No Other Representations or Warranties	34
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER		34
4.1	Formation and Qualification	34
4.2	Authorization; Enforceability	35
4.3	No Defaults of Conflicts	35
4.4	No Consents	35
4.5	Litigation	35
4.6	Ownership of Purchased Interests	35
4.7	Brokerage	36
4.8	No Other Representations or Warranties	36
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER		36
5.1	Formation and Qualification	36
5.2	Authorization; Enforceability	36
5.3	No Defaults or Conflicts	36
5.4	No Consents	37
5.5	Litigation	37
5.6	Investment Purpose	37
5.7	Sufficient Funds	37
5.8	Purchaser's Examination	37
5.9	Brokerage	38
5.1	Solvency	38
5.11	No Other Representations and Warranties	38
ARTICLE VI PRE-CLOSING COVENANTS		39
6.1	Conduct of Business	39
6.2	Access to Information; Confidentiality	43
6.3	Filings and Authorizations	44
6.4	Satisfaction of Conditions	46
6.5	Exclusive Dealing	47
6.6	Distribution of Cash	47
6.7	Intercompany Arrangements	47
6.8	No Financing Condition	48
6.9	Outstanding Letters of Credit	48
6.1	Consents	48
6.11	Notification	49
ARTICLE VII COVENANTS OF PURCHASER, SELLER AND THE COMPANY		49
7.1	Post Closing Cooperation	49
7.2	Indemnification and Insurance	50
7.3	Personnel Matters	51

7.4	WARN Act Notice	52
7.5	Preparation of Tax Returns	52
7.6	No Section 338 Election	54
7.7	Transfer Taxes	54
7.8	Prior Tax Agreements	54
7.9	Guarantees and Other Credit Support	54
7.1	Resignations of Officers and Directors	55
7.11	Section 280G	55
7.12	Further Assurances	56
7.13	Termination of Advisory Agreement	56
ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER		56
8.1	Representations and Warranties	56
8.2	Performance	57
8.3	No Material Adverse Effect	57
8.4	Certificates	57
8.5	Competition Filing; Legal Prohibition	57
8.6	Certificate of Formation and Good Standing Certificate	57
8.7	Payoff Letters	57
8.8	Resignations	57
8.9	FIRPTA Certificate	57
8.1	Escrow Agreement	57
8.11	Transition Services Agreement	58
8.12	2014 Company Income Tax Returns	58
8.13	Advisory Agreement Termination	58
ARTICLE IX CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND SELLER		58
9.1	Representations and Warranties	58
9.2	Performance	58
9.3	Certificate	58
9.4	Competition Filing; Legal Prohibition	58
9.5	Governing Document and Good Standing Certificate	59
9.6	Escrow Agreement	59
ARTICLE X NO SURVIVAL; WAIVER		59
10.1	No Survival	59
10.2	Waiver	59
10.3	Other Matters	60
ARTICLE XI TERMINATION OF AGREEMENT		60
11.1	Termination	60
11.2	Survival After Termination	62

ARTICLE XII MISCELLANEOUS		63
12.1	Press Releases and Communications	63
12.2	Expenses	63
12.3	Governing Law; Jurisdiction; Waiver of Jury Trial	64
12.4	Binding Effect; Assignment; Third Party Beneficiaries	64
12.5	Amendment and Waiver	65
12.6	Interpretation	65
12.7	No Strict Construction	65
12.8	Counterparts	65
12.9	Complete Agreement	65
12.1	Severability	65
12.11	Notices	66
12.12	Specific Performance	67
12.13	Disclosure Schedule	67
12.14	Legal Representation; Related Matters	68

LIST OF SCHEDULES AND EXHIBITS

Schedule 1.1	Material Adverse Effect
Schedule 1.2	Permitted Liens
Schedule 3.1	Subsidiaries --- Jurisdictions of Organization
Schedule 3.3	Defaults or Conflicts
Schedule 3.4	Financial Statements; Loans
Schedule 3.6(b)	Absence of Certain Changes or Events
Schedule 3.7	Capitalization; Subsidiaries
Schedule 3.9	Permits
Schedule 3.10	Litigation
Schedule 3.11	Material Contracts
Schedule 3.12(b)	Leased Real Property
Schedule 3.13	Intellectual Property
Schedule 3.14	Environmental Compliance
Schedule 3.15	Taxes
Schedule 3.16	Employee Benefits
Schedule 3.17	Employment Matters
Schedule 3.18	Brokers
Schedule 3.20	Insurance
Schedule 3.21	Suppliers
Schedule 3.22	Customers
Schedule 3.23	Officers and Directors
Schedule 6.1	Conduct of the Business
Schedule 6.1(n)	Capital Expenditures Budget Plan
Schedule 6.7	Intercompany Arrangements
Schedule 6.9	Pre-Closing Letters of Credit
Schedule 6.10	Consents
Schedule 7.9	Support Obligations
Schedule 7.10	Resignations of Certain Officers and Directors

Exhibit A	Sample Calculation of Net Working Capital
Exhibit B	Company's Accounting Practices and Procedures
Exhibit 7.5(b)	Allocation

v

PURCHASE AGREEMENT
THIS PURCHASE AGREEMENT (this "Agreement") is dated as of January 5, 2015, by and among Stuart Weitzman Topco LLC, a Delaware limited liability company ("Seller"), Stuart Weitzman Intermediate LLC, a Delaware limited liability company (the "Company"), and Coach, Inc., a Maryland corporation ("Purchaser"). Except as otherwise indicated herein, capitalized terms used herein are defined in Article I hereof.
WHEREAS, the Company and its Subsidiaries are in the business of designing, wholesaling and retailing luxury women's footwear and accessories (the "Business").
WHEREAS, subject to the terms and conditions set forth herein, Seller desires to sell, and Purchaser desires to purchase, all of the issued and outstanding membership interests of the Company (the "Purchased Interests").
WHEREAS, simultaneously herewith, Purchaser has entered into employment agreements with Stuart Weitzman and Wayne Kulkin, to become effective at and be assigned to Stuart Weitzman, LLC at Closing.
WHEREAS, simultaneously herewith, Stuart Weitzman Acquisition Co., LLC, a Subsidiary of the Company, and certain Affiliates of Seller have entered into a two separate amended and restated transition services agreements (collectively, the "Transition Services Agreement").
NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
1.1    Definitions.
The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement (such definitions to be equally applicable to both the singular, plural, masculine, feminine and neuter forms of the terms herein defined):
"2014 Company Income Tax Returns" has the meaning set forth in Section 7.5(b) hereto.
"2015 Earnout Period" means the 12-month period ending December 31, 2015.
"2016 Earnout Period" means the 12-month period ending December 31, 2016.
"2017 Earnout Period" means the 12-month period ending December 31, 2017.
"Accounting Arbitrator" has the meaning set forth in Section 2.6(a) hereto.

"Advisory Agreement" has the meaning set forth in Section 7.13 hereto.
"Affiliate" of any particular Person means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such first particular Person; it being understood and agreed, for the avoidance of doubt, that from and after the Closing, none of the Company and/or any of its Subsidiaries shall be deemed to be an Affiliate of Seller or any of its Affiliates.
"Aggregate Purchase Price" has the meaning set forth in Section 2.2 hereto.
"Agreement" has the meaning set forth in the preamble hereto.
"Benefit Plan" means each employee benefit plan (as defined in Section 3(3) of ERISA) and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, group severance, employment, change-in-control, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, program or arrangement, in each case, sponsored, maintained or contributed to, or required to be maintained or contributed to, by the Company or any of its Subsidiaries for the benefit of any director, officer or employee of the Company or any of its Subsidiaries or any former director, officer or employee of the Company or any of its Subsidiaries.
"Business" has the meaning set forth in the recitals hereto.
"Business Day" means any day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in New York, New York.
"Carveout Purchase Agreement" has the meaning set forth in Section 7.5(a) hereto.
"Carveout Sale" has the meaning given it in the Carveout Purchase Agreement.
"Cash" means all cash and cash equivalents (including deposits in transit, marketable securities and short-term investments but less outstanding checks payable), determined in accordance with GAAP consistently applied with the December 31, 2013 audited financial statements included in the Financial Statements. For the avoidance of doubt (and notwithstanding anything herein to the contrary), Cash shall include credit card receivables.
"Closing" means the closing of the purchase and sale of the Purchased Interests.
"Closing Date" means the date the Closing takes place in accordance with Section 2.5.
"Closing Payment Statement" has the meaning set forth in Section 2.3 hereto.
"Code" means the Internal Revenue Code of 1986, as amended.

"Company" has the meaning set forth in the preamble hereto.
"Company IT Assets" means all IT Assets used or held for use by the Company or any of its Subsidiaries in the operation of the Business.
"Company SM Accounts" means all SM Accounts registered to, on behalf of, or for the benefit of the Company or any of its Subsidiaries.
"Company Transaction Expenses" means (without duplication) all fees and expenses incurred by the Company or any of its Subsidiaries, to the extent such fees and expenses are on account of services provided by any third party (excluding, for the avoidance of doubt, the internal costs of any employees, except as otherwise provided below with respect to transaction bonuses) to the Company or any of its Subsidiaries at or prior to the Closing and remain unpaid as of immediately prior to the Closing, in each case, in connection with the transactions contemplated hereby, including the fees and expenses of any financial advisor, any law firm, any accounting firm or- any other advisor and any transaction bonuses (including all employment, payroll or similar Taxes of the Company and its Subsidiaries relating to the payment of such transaction bonuses), if any, that are payable to certain employees of the Company as a result of the consummation of the transactions contemplated hereby, in each case, arising from agreements entered into by the Company (or one of its Subsidiaries) prior to the Closing Date; provided that, for the avoidance of doubt, in no event shall "Company Transaction Expenses" be deemed to include any fees and expenses owed, paid or payable to any Person to the extent incurred at the direction of Purchaser or any of its Affiliates or otherwise relating to Purchaser's and/or any of its Affiliates' financing for the transactions contemplated hereby and/or any indebtedness arranged by Purchaser and/or any of its Affiliates.
"Company's Accounting Practices and Procedures" means the accounting methods, policies, practices, principles, bases and procedures, including classification and estimation methodology and techniques, including in respect of the exercise of management judgment, specifically defined on Exhibit B hereto or, to the extent not specifically defined on Exhibit B hereto and not inconsistent with Exhibit B hereto, used by the Company in the preparation of the December 31, 2013 audited financial statements included in the Financial Statements.
"Company Websites" means all Internet or intranet websites owned and/or operated by or for the Company or any of its Subsidiaries, including all web pages and content associated with such websites or the Company SM Accounts.
"Confidentiality Agreement" has the meaning set forth in Section 6.2(c) hereto.
"Contingent Worker" has the meaning set forth in Section 3.17(d) hereto.
"Continuing Employees" has the meaning set forth in Section 7.3(a) hereto.
"Costs" has the meaning set forth in Section 7.2(a) hereto.

"D&O Insurance" has the meaning set forth in Section 7.2(b) hereto.
"Data" has the meaning set forth in Section 3.13(e) hereto.
"Designated Contacts" has the meaning set forth in Section 6.2(a) hereto.
"Disclosure Schedule" means the Disclosure Schedule delivered by the Company to Purchaser on the date hereof.
"Dispute Notice" has the meaning set forth in Section 2.6(a) hereto.
"Disputed Amounts" has the meaning set forth in Section 2.6(a) hereto.
"Disqualified Individual" means any individual who is a “disqualified individual” (as defined in Treasury Regulations Section 1.280G-1).
"Earnout Dispute" has the meaning set forth in Section 2.7(d) hereto.
"Earnout Dispute Notice" has the meaning set forth in Section 2.7(d) hereto.
"Earnout Dispute Period" has the meaning set forth in Section 2.7(d) hereto.
"Earnout Payment" has the meaning set forth in Section 2.7(a) hereto.
"Earnout Period" means each of the 2015 Earnout Period, the 2016 Earnout Period and the 2017 Earnout Period.
"Earnout Statement" has the meaning set forth in Section 2.7(c) hereto.
"Earnout Targets" has the meaning set forth in Section 2.7(a) hereto.
"Environmental Claim" means any administrative, regulatory or judicial proceeding, order or demand by or before any Governmental Authority, or written notice of violation or liability by or from any other Person, alleging costs, damages or liability arising out of, based on or resulting from (i) the presence or Release of, or exposure to, any Hazardous Materials from any source or (ii) the failure to comply with any Environmental Law or Environmental Permits.
"Environmental Laws" means any applicable laws and judgments issued, promulgated or entered into, by or with any Governmental Authority relating to (i) pollution or (ii) the protection of occupational health or the environment (including ambient air, surface water, groundwater, soils, land surface or subsurface strata), in each case as in effect on or prior to the date hereof.
"Environmental Permits" has the meaning set forth in Section 3.14(b) hereto.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Escrow Account" has the meaning set forth in Section 2.6(c) hereto.
"Escrow Agent" means JPMorgan Chase Bank, N.A. or another commercial bank mutually agreeable to Purchaser and Seller.
"Escrow Agreement" has the meaning set forth in Section 2.6(c) hereto.
"Escrow Amount" means an amount equal to $2,500,000.
"Exchange Act" means the Securities Exchange Act of 1934, as amended.
"Final Aggregate Purchase Price" means the final Aggregate Purchase Price as (a) agreed by Purchaser and Seller pursuant to Section 2.6 hereof, (b) made final pursuant to Section 2.6 hereof due to the failure of Seller to properly deliver a Dispute Notice, or (c) made final pursuant to Section 2.6 hereof by the Accounting Arbitrator.
"Final Determination" has the meaning set forth in Section 2.7(d) hereto.
"Financial Statements" means (i) the audited consolidated balance sheet of Stuart Weitzman Holdings, LLC and its Subsidiaries as of December 31, 2013, and the related consolidated statements of operations and cash flows for the year then ended, together with the notes and schedules thereto and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of October 4, 2014, and the related consolidated statements of operations and cash flows for the nine-month period then ended.
"Financing Documents" means, collectively, (i) that certain $35,000,000 Credit Agreement, dated as of April 8, 2014, as the same may have been amended from time to time, among the Company's Subsidiaries party thereto, Wells Fargo Bank, National Association, as administrative agent and collateral agent, and each lender from time to time party thereto, (ii) that certain $250,000,000 Term Loan Credit Agreement, dated as of April 8, 2014, as the same may have been amended from time to time, among the Company's Subsidiaries party thereto, Jefferies Finance LLC, as administrative agent and collateral agent, and each lender from time to time party thereto and (iii) that certain $85,000,000 Note Purchase Agreement, dated as of August 29, 2014, as the same may have been amended from time to time, among Stuart Weitzman Intermediate LLC, and each purchaser from time to time party thereto.
"Former Jones Group Company" means, collectively, Nine West Holdings, Inc., a Delaware corporation, Jones Holdings, LLC, a Delaware limited liability company, Kurt Geiger Limited, a United Kingdom company, and their respective Subsidiaries.
"GAAP" means United States generally accepted accounting principles, as in effect as of the date hereof, utilizing, for the avoidance of doubt, the Company's Accounting Practices and Procedures.
"GMH" has the meaning set forth in Section 12.14 hereto.

"Governmental Authority" means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States, any foreign government, any state of the United States or any political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction.
"Hazardous Material" means (i) radioactive materials or wastes, petroleum (including crude oil or any fraction thereof and its byproducts and distillates), asbestos or asbestos-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls and (ii) any other wastes, materials, chemicals or substances prohibited, limited or regulated pursuant to any applicable law.
"HSR Act" means the Hart‑Scott‑Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
"HSR Clearance" means such time as any waiting period (and any extensions thereof) under the HSR Act have expired or been terminated.
"Indebtedness" means (without duplication) all obligations and indebtedness of the Company and/or its Subsidiaries (i) for borrowed money (including the Loans), (ii) for borrowed money evidenced by a note, bond, debenture or similar instruments, (iii) created or arising under any capital lease (but only if required to be capitalized in accordance with GAAP), conditional sale, earnout or other arrangement for the deferral of purchase price of any property, (iv) under drawn letters of credit, banker’s acceptances or similar credit transactions, (v) under interest rate swaps, forward contracts, futures or other hedging arrangements, (vi) for any other Person’s obligation or indebtedness of the same type as any of the foregoing, whether as obligor, guarantor or otherwise, and (vii) all accrued interest on any of the foregoing and all premiums, prepayment or termination fees, expenses or breakage costs due upon prepayment of any of the foregoing to the extent any of the foregoing will be repaid at or prior to Closing. Notwithstanding the foregoing, “Indebtedness” shall not include any liabilities to the extent they are taken into account in the calculation of Net Working Capital as finally determined. Notwithstanding the foregoing, Indebtedness of the Company and its Subsidiaries shall not include (a) any outstanding letters of credit, surety bonds or similar instruments to the extent not drawn upon, (b) any intercompany indebtedness among the Company and its Subsidiaries, (c) trade payables, accrued expenses or other current liabilities to the extent included in Net Working Capital, (d) the Pre-Closing Letters of Credit or Support Obligations, (e) any obligations created or arising under leases that are not required to be capitalized in accordance with GAAP, and/or (f) any amounts to the extent included in Company Transaction Expenses.
"Intellectual Property" means (i) any patent (including all reissues, divisions, continuations and extensions thereof), patent application, patent right, trademark, trademark registration, trademark application, service mark, trade name, business name, brand name, logo, copyright, copyright registration, design, design registration, domain name, Internet address or any right to any of the foregoing, (ii) any right in respect of the name or signature of a natural person, or a natural person's portrait, picture, voice or likeness, and (iii) any trade secrets, confidential information, inventions, know-how, formulae, processes, procedures, research records, records of inventions, test information, market surveys and marketing know-how.
"IRS" means the United States Internal Revenue Service or any successor entity thereto.
"IT Assets" means software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment.
"Knowledge" means and shall be limited to, (i) with respect to the Company, the actual knowledge of either of Stuart A. Weitzman, Wayne Kulkin, Mario Pompeo or Thomas Nolan, (ii) with respect to Seller, the actual knowledge of either of Stefan Kaluzny or Peter Morrow and (iii) with respect to Purchaser, the actual knowledge of either of its chief executive officer or chief financial officer.
"Leased Real Property" has the meaning set forth in Section 3.12(b) hereof.
"Lien" means any lien, mortgage, security interest, charge, pledge, claim, option, deed of trust, right of first refusal or offer, transfer restriction or encumbrance of any kind or nature.
"Loans" means the aggregate principal amount, plus accrued and unpaid interest thereon and all prepayment penalties and other breakage costs with respect thereto, owed by the Company or any of its Subsidiaries pursuant to the Financing Documents.
"Material Adverse Effect" means any event, change, effect, development, occurrence, circumstance, condition, matter or state of facts which, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided that for purposes of this Agreement, a Material Adverse Effect shall not include any event, change, effect, development, occurrence, circumstance, condition, matter or state of facts relating to or resulting from (and none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect): (a) changes, effects or events affecting the industry or markets in which the Company and its Subsidiaries operate, (b) the announcement or disclosure of the transactions contemplated herein (including any changes, effects or events resulting from or arising out of any of the Company's or any of its Subsidiaries' customers, suppliers or other material business relations becoming aware of the transactions contemplated by this Agreement), (c)  political, social or general economic conditions (including any changes in or effects arising from or relating to any of the foregoing), (d) changes in or the condition of financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (e) hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions, (f) changes in law or United States generally accepted accounting principles, (g) performance of this Agreement or the consummation of the transactions contemplated hereby or the taking of any action that has been approved, requested or consented to by Purchaser in writing, (h) any "Act of God", including, but not limited to, any hurricane, fire, earthquake or other natural disaster, or any epidemic, (i) the failure in and of itself of the Company or any Subsidiary of the Company to meet or achieve the results set forth in any projection, estimate, forecast or plan (provided that the underlying causes of such failure may be taken into account), (j) any effect, event or change resulting from a breach of this Agreement by Purchaser, (k) the failure to obtain the consent of any Person which may be necessary or desirable to consummate the transactions contemplated hereby, (l) the identity of Purchaser or any of its Affiliates as the acquiror of the Company (to the extent such event, change, effect, development, occurrence, circumstance, condition, matter or state of facts is related to the identify of Purchaser or any of its Affiliates), and/or (m) any matter set forth in the Disclosure Schedule, except that any event, change, effect, development, occurrence, circumstance, condition, matter or state of facts referred to in the foregoing clauses (a), (c), (d), (e), (f) or (h) may be taken into account in determining whether or not there has been a Material Adverse Effect if (and to the extent (but only to the extent)) any such event, change, effect, development, occurrence, circumstance, condition, matter or state of facts has a materially disproportionate adverse effect on the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, in relation to others in the industries in which the Company and its Subsidiaries operate. Notwithstanding anything to the contrary contained in this Agreement, the occurrence of one or more of the events set forth on Schedule 1.1 shall constitute a Material Adverse Effect.
"Material Contracts" has the meaning set forth in Section 3.11(a) hereto.
"Net Working Capital" shall mean an amount equal to the sum of (a) the consolidated current assets of the Company and its Subsidiaries, less (b) the consolidated current liabilities of the Company and its Subsidiaries, each as of the Closing Date, and in each case determined in accordance with the sample calculation of Net Working Capital set forth on Exhibit A attached hereto and GAAP; provided however, for purposes of this Agreement, Net Working Capital shall not include (i) any Cash, (ii) any Indebtedness (including any Loans), (iii) any intercompany accounts, payables or loans of any kind or nature between or among any of the Company and/or any of its Subsidiaries (it being agreed and understood that any accounts receivable from and any accounts payable to any Former Jones Group Company will be included in the calculation of Net Working Capital), (iv) any Company Transaction Expenses, (v) any liabilities or obligations of the Company or any of its Subsidiaries in respect of undrawn letters of credit, performance bonds, surety or similar instruments or arrangements, including the Pre-Closing Letters of Credit, or in respect of any uncleared checks, (vi) any fees, expenses or other liabilities of the Company or any of its Subsidiaries relating to Purchaser's and/or any of its Affiliates' financing for the transactions contemplated hereby and/or any indebtedness arranged by Purchaser and/or any of its Affiliates and/or otherwise incurred at the direction of Purchaser (or any of its Affiliates), (vii) any asset or liability for deferred income Taxes or Transfer Taxes or for contingent Taxes or uncertain Tax positions (including pursuant to FIN 48 or similar provision of GAAP) and/or (viii) any obligations or liabilities of the Company and/or any of its Subsidiaries under any of the Support Obligations.

"Owned Intellectual Property" means all Intellectual Property owned by the Company or one of its Subsidiaries.
"Permits" has the meaning set forth in Section 3.9 hereto.
"Permitted Liens" means (i) mechanic's, materialmen's, carrier's, workmen's, repairmen's or other similar Liens arising or incurred in the ordinary course of business, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third Persons entered into in the ordinary course of business, purchase money Liens (other than on the tenant's interest in connection with any Leased Real Property) and Liens of a lessor, sublessor, licensor, sublicensor, lessee, sublessee, licensee or sublicensee arising under lease arrangements or license arrangements, (iii) Liens arising under (including deposits and pledges made in the ordinary course of business in compliance with) worker's compensation, unemployment insurance and other similar social security laws, (iv) Liens for Taxes or other governmental charges that are not yet due and payable or that are being contested in good faith by appropriate proceedings by the Company and/or any of its Subsidiaries and for which adequate reserves have been established in accordance with GAAP, (v) Liens that secure the Loans that, if outstanding as of immediately prior to the Closing, will be released by the full payoff of such Loans, (vi) any restriction on transfer arising under any applicable securities laws, (vii) Liens (including those set forth on Schedule 1.2) to be terminated or released in connection with the consummation of the transactions contemplated by this Agreement, (viii) those Liens set forth on Schedule 1.2), (ix) Liens arising in the ordinary course of business consistent with past practice (including customer return rights and customer warranty claims) and not incurred in connection with the borrowing of money, (x) defects in title, that, individually or in the aggregate, do not materially impair, and would not reasonably be expected materially to impair, the continued use and operation of the properties to which they relate in the conduct of the business of the Company and its Subsidiaries as presently conducted, (xi) easements, covenants, rights-of-way and other similar charges and encumbrances of record, that, individually or in the aggregate, do not materially impair, and would not reasonably be expected materially to impair, the continued use and operation of the properties to which they relate in the conduct of the business of the Company and its Subsidiaries as presently conducted, (xii) (A) zoning, building and other similar restrictions, (B) Liens that have been placed by any developer, landlord or other third Person on any property over which the Company or any of its Subsidiaries has easement rights or any leased real property, and subordination or similar agreements relating thereto, and (C) unrecorded and immaterial easements, covenants, rights-of-way and other similar immaterial charges and encumbrances, none of which Liens, in each case of this clause, individually or in the aggregate materially impair, or would be expected to materially impair, the continued use and operation of the properties to which they relate in the conduct of the business of the Company and its Subsidiaries as presently conducted and (xiii) any Purchaser Liens.
"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Authority.
"Pre-Closing Letters of Credit" has the meaning set forth in Section 6.9 hereto.

"Preliminary Earnout Payment" has the meaning set forth in Section 2.7(c) hereto.
"Privacy Laws" has the meaning set forth in Section 3.13(e) hereto.
"Privacy Policy" has the meaning set forth in Section 3.13(e) hereto.
"Privacy Rules" has the meaning set forth in Section 3.13(e) hereto.
"Purchased Interests" has the meaning set forth in the recitals hereto.
"Purchase Price Adjustment Statement" has the meaning set forth in Section 2.6(a) hereto.
"Purchaser" has the meaning set forth in the preamble hereto.
"Purchaser Liens" means any Liens granted or created by (or at the direction of) Purchaser or any of its Affiliates (including to any lender of Purchaser or any of its Affiliates at or about the Closing in connection with any financing by Purchaser or any of its Affiliates in respect of the transactions contemplated hereby).
"Registered Intellectual Property" has the meaning set forth in Section 3.13(a) hereto.
"Release" means any actual or threatened release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, dumping, pouring, emanation or migration of any Hazardous Material in, into, onto or through the environment (including ambient air, surface water, ground water, soils, land surface or subsurface strata) or within any building, structure, facility or fixture.
"Revenue" means, for any Earnout Period, all net sales of the Business (whether sold by Purchaser or any of its Affiliates (including any joint venture), including the Company or any of its Subsidiaries), including any revenue or income in lieu of or in substitution for net sales, such as revenue or income derived from the license of the Intellectual Property of the Business, in each case, as determined in accordance with GAAP (except as otherwise set forth in this definition of “Revenue” with respect to the license of Intellectual Property of the Business). Notwithstanding anything to the contrary contained in this Agreement, any subsequent change in GAAP that would adversely affect Revenue shall not be taken into account for purposes of calculating Revenue for purposes of determining the Earnout Payment(s) pursuant to this Agreement.
"Section 280G" means Section 280G of the Code and the regulations promulgated thereunder.
"Section 280G Approval" has the meaning set forth in Section 7.11 hereto.

"Section 280G Waiver" means, with respect to any individual, a written contract waiving such individual’s right to receive any “parachute payments” (within the meaning of Section 280G) and to accept in substitution therefor the right to receive such payments only if approved by the interest holders in a manner that complies with Section 280G(b)(5)(B) of the Code.
"Securities Act" has the meaning set forth in Section 5.6 hereto.
"Seller" has the meaning set forth in the preamble hereto.
"Seller Final Determination" has the meaning set forth in Section 7.5(d) hereto.
"SM Accounts" means all Facebook, Twitter, YouTube, Google+ and other social media accounts.
"Subsidiary" shall mean with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. For the avoidance of doubt, no joint venture and none of: Hope Diamon, SL; Sunburst, SL; Creaciones SW, SA; Preparaciones y Moldeados SL; or Mocaroni, SL, in any such case, shall be deemed to be Subsidiaries of the Company or any of its Subsidiaries.
"Support Obligations" has the meaning set forth in Section 7.9(a) hereto.
"Surviving Covenants" has the meaning set forth in Section 10.1 hereto.
"Target Working Capital" means an amount equal to $59,062,954.
"Taxes" means any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, withholding, franchise, transfer and recording taxes, fees and charges, and any other taxes, assessment or similar charges imposed by the IRS or any taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.
"Tax Return" or "Tax Returns" shall mean all returns, declarations of estimated Tax payments, reports, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or required to be filed with any taxing authority in connection with the determination, assessment, collection or administration of any Taxes.
"Termination Date" has the meaning set forth in Section 11.1(d) hereto.
"Transfer Taxes" means all transfer taxes (excluding, for the avoidance of doubt, taxes measured by net income), including sales, real estate transfer, use, stock transfer, stamp, documentary, filing, recording, registration, permit, license, authorization, administrative (including, without limitation, notary fees), value-added and similar taxes, filing fees and similar charges, incurred in connection with this Agreement and the transactions contemplated hereby (and any related interest and penalties).
"Transition Services Agreement" has the meaning set forth in the recitals hereto.
"Virus" means any virus, malware, spyware, malicious code (including the Heartbleed Bug), trojan horse, worm, back door, trap door, time bomb, software lock, drop dead device or other similar program, routine, instruction, device, code, or contaminant designed or intended to delete, disable, deactivate, interfere with, disrupt, erase, deny access to, enable any person to access without authorization, produce modifications of, or otherwise adversely affect the functionality or interfere with the use of, any software, data or IT Asset.
"Voting Company Debt" has the meaning set forth in Section 3.7(c) hereto.
"W&S" has the meaning set forth in Section 12.14 hereto.
"WARN Act" has the meaning set forth in Section 3.17(d) hereto.
"Willful Breach" has the meaning set forth in Section 11.2(a) hereto.
ARTICLE II
PURCHASE AND SALE

2.1    Purchase and Sale of the Purchased Interests. On the terms and subject to the conditions contained in this Agreement, on the Closing Date, Seller shall sell, assign, transfer and deliver to Purchaser (free and clear of all Liens, other than any Permitted Liens described in clause (vi) of the definition of Permitted Liens and any Purchaser Liens), and Purchaser shall purchase from Seller, the Purchased Interests.
2.2    Purchase Price. The aggregate purchase price (the "Aggregate Purchase Price") for the Purchased Interests shall be an amount equal to the sum of:

(a)$530,000,000 in cash;
(b)plus, the aggregate amount of all Cash held by the Company and its Subsidiaries as of immediately prior to the Closing;
(c)less, the amount of Indebtedness as of immediately prior to the Closing;
(d)plus, the amount, if any, by which estimated Net Working Capital as of immediately prior to the Closing, is greater than Target Working Capital;
(e)less, the amount, if any, by which estimated Net Working Capital as of immediately prior to the Closing, is less than Target Working Capital;
(f)less, the amount, if any, of any unpaid Company Transaction Expenses to be paid at the Closing; and
(g)less, the amount, if any, by which the sum (on a cumulative basis) of the aggregate amount spent by the Company and its Subsidiaries during the period beginning on the date hereof and ending on the Closing Date for capital expenditures plus all accruals included in Net Working Capital with respect to any capital expenditures, is less (on a cumulative basis) than the aggregate amount specified in the capital expenditures budget plan set forth on Schedule 6.1(n) to be spent by the Company and its Subsidiaries on capital expenditures during the period beginning on the date hereof and ending on the Closing Date (the “Capital Expenditure Adjustment”); it being understood and agreed that (x) with respect to any quarterly, monthly or other period specified in the plan set forth on Schedule 6.1(n), amounts spent during any such period (and any accruals therefor included in Net Working Capital) in excess (on a cumulative basis) of the amount specified in the plan set forth on Schedule 6.1(n) to be spent during such period shall be applied to reduce any shortfall (if any) in any other period specified in such plan with respect to the period beginning on the date hereof and ending on the Closing Date, and (y) if the Closing occurs during any particular period specified in the plan set forth on Schedule 6.1(n) that is not the last day of such period, then, for purposes of this clause (g), the amount specified in the plan set forth on Schedule 6.1(n) to be spent in such period shall be pro rated.
2.3    Closing Payment Statement. At least three (3) Business Days prior to the Closing Date, Seller shall deliver to Purchaser a written statement (the "Closing Payment Statement") setting forth (i) Seller's good faith estimate of the aggregate amount of all Cash held by the Company and its Subsidiaries as of immediately prior to the Closing, (ii) Seller's good faith estimate of the Net Working Capital as of immediately prior to the Closing, determined in accordance with the sample calculation of Net Working Capital set forth on Exhibit A attached hereto and GAAP, (iii) Seller's good faith estimate of the aggregate amount of any unpaid Company Transaction Expenses as of immediately prior to the Closing, (iv) Seller's good faith estimate of the aggregate amount of Indebtedness as of immediately prior to the Closing, (v) Seller’s good faith estimate of the Capital Expenditure Adjustment (if any); and (vi) Seller's calculation of the Aggregate Purchase Price based on the foregoing. Purchaser shall have the opportunity to review all materials and information used by Seller in preparing the Closing Payment Statement, Seller shall make available such personnel as are reasonably necessary to assist Purchaser in its review of the Closing Payment Statement, and Seller shall consider in good faith any comments thereto made by Purchaser.

2.4    Payment. At the Closing, Purchaser shall make the following payments:
(a)At the Closing, Purchaser shall repay all amounts set forth in the payoff letters relating to the Loans, by wire transfer of immediately available funds to the applicable payees thereof.
(b)At the Closing, Purchaser shall pay all Company Transaction Expenses set forth in the Closing Payment Statement, if any, as of the Closing, by wire transfer of immediately available funds to the applicable payees thereof.
(c)At the Closing, Purchaser shall pay the Escrow Amount, by wire transfer of immediately available funds to the Escrow Agent.
(d)At the Closing, Purchaser shall pay the Aggregate Purchase Price less the Escrow Amount to Seller, by wire transfer of immediately available funds to an account designated by Seller in writing to Purchaser at least two (2) Business Days prior to the Closing Date.

2.5    Closing. The Closing shall take place on the last to occur of (i) the second Business Day following the satisfaction or waiver of each of the conditions specified in Article VIII and Article IX hereof (other than those to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions at the Closing) and (ii) May 2, 2015 (or, in the event mutually agreed to by Purchaser and Seller, such other Business Day no earlier than April 10, 2015) at the offices of Winston & Strawn LLP located at 35 West Wacker Drive, Chicago, Illinois, 60601 at 10:00 a.m., local time, or at such other date, place and time as may be agreed upon by Purchaser and Seller. The Closing shall be effective as of 11:59 p.m. New York, New York time as of date immediately preceding the Closing Date for all purposes of this Agreement. At the Closing, Seller shall deliver to Purchaser an executed instrument of assignment and/or transfer from Seller to Purchaser (in form and substance reasonably satisfactory to Purchaser and Seller) effectuating the transfer of the Purchased Interests (which are uncertificated) from Seller to Purchaser hereunder, free and clear of all Liens other than any Permitted Liens described in clause (vi) of the definition of Permitted Liens and any Purchaser Liens. The purchase price to be paid by Purchaser at the Closing to Seller for the Purchased Interests shall consist of a payment at the Closing, as specified in Section 2.4 above, of an amount of cash equal to the Aggregate Purchase Price.

2.6    Purchase Price Adjustments.
(a)After Closing, Purchaser shall prepare and, within sixty (60) days after Closing, Purchaser shall deliver to Seller, a written statement (the "Purchase Price Adjustment Statement") setting forth Purchaser’s good faith determination of (i) the aggregate amount of all Cash held by the Company and its Subsidiaries as of immediately prior to the Closing, (ii) the Net Working Capital as of immediately prior to the Closing, determined in accordance with the sample calculation of Net Working Capital set forth on Exhibit A attached hereto and GAAP, (iii) the aggregate amount of any unpaid Company Transaction Expenses as of immediately prior to the Closing, (iv) the aggregate amount of Indebtedness as of immediately prior to the Closing, (v) the Capital Expenditure Adjustment (if any) and (vi) the Aggregate Purchase Price based on the foregoing. No later than thirty (30) days following receipt by Seller of the Purchase Price Adjustment Statement, Seller shall notify Purchaser in writing whether it accepts or disputes the accuracy of the Purchase Price Adjustment Statement. If Seller accepts the Purchase Price Adjustment Statement, or if Seller fails within such 30-day period to notify Purchaser of any dispute with respect thereto, then the Purchase Price Adjustment Statement shall be deemed final and conclusive and binding upon all parties. If Seller disputes the Purchase Price Adjustment Statement, Seller shall timely provide written notice (the "Dispute Notice") to Purchaser no later than thirty (30) days following Seller’s receipt of the Purchase Price Adjustment Statement, setting forth in reasonable detail those items that Seller disputes, the amounts of those disputed items (the "Disputed Amounts"), and the basis for its suggested adjustments. During the 30-day period following delivery of a Dispute Notice, Purchaser and Seller will negotiate in good faith with a view to resolving their disagreements over the Disputed Amounts. During such 30-day period and until the final determination of the Disputed Amounts in accordance with this Section 2.6, Seller and its agents will be provided with such reasonable access to the financial books and records of the Company and its Subsidiaries and reasonable access to the agents and representatives of the Company and its Subsidiaries (including independent accountants and their work papers) as Seller may reasonably request to enable it to respond to the Purchase Price Adjustment Statement. If the parties resolve their differences over the Disputed Amounts in accordance with the foregoing procedure, the Disputed Amounts shall be the amounts agreed upon by them. If the parties fail to resolve their differences over the Disputed Amounts within such 30‑day period, then Purchaser and Seller shall forthwith jointly request that the Accounting Arbitrator make a binding determination as to the Disputed Amounts in accordance with this Agreement. The "Accounting Arbitrator" shall mean Ernst & Young LLP; provided that if Ernst & Young LLP is unwilling or unable to accept such appointment, then the “Accounting Arbitrator” shall be such national firm of independent accountants as may be agreed upon by Purchaser and Seller. The Accounting Arbitrator will under the terms of its engagement have no more than thirty (30) days from the date of referral and no more than fifteen (15) days from the final submission of information by Purchaser and Seller within which to render its written decision (including a statement of the reasons therefor) with respect to the Disputed Amounts (and only with respect to any unresolved Disputed Amounts set forth in the Dispute Notice), which decision shall be final and binding upon the parties and enforceable by any court of competent jurisdiction. The Accounting Arbitrator shall review such submissions and base its determination solely on such submissions, determined in accordance with the terms and conditions of this Agreement, including the definitions set forth herein. In resolving any Disputed Amounts, the Accounting Arbitrator may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees and expenses of the Accounting Arbitrator shall be allocated to be paid by Purchaser, on the one hand, and Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Accounting Arbitrator.
(b)Post-Closing Adjustment.
(i)Payment by Seller. If the Final Aggregate Purchase Price, as finally determined in accordance with Section 2.6(a) above, is less than the Aggregate Purchase Price set forth on the Closing Payment Statement, as determined pursuant to Section 2.3, then Purchaser and Seller will instruct the Escrow Agent to pay, within five (5) Business Days after the determination thereof, (x) to Purchaser an amount equal to such shortfall, by wire transfer of immediately available funds, out of the Escrow Account, and (y) to Seller, the amount, if any, remaining of the Escrow Amount in the Escrow Account (following payment pursuant to clause (x)), by wire transfer of immediately available funds. Any such shortfall amount in clause (x) above shall be paid first from the Escrow Amount available in the Escrow Account, and then by Seller if the amount of the Escrow Amount is less than the amount of such shortfall payable to Purchaser under this Section 2.6(b)(i).
(ii)Payments by Purchaser. If the Final Aggregate Purchase Price, as finally determined in accordance with Section 2.6(a) above, is greater than the Aggregate Purchase Price set forth on the Closing Payment Statement, as determined pursuant to Section 2.3, then (x) Purchaser will, within five (5) Business Days after the determination thereof, pay to Seller an amount equal to such excess, by wire transfer of immediately available funds and (y) Purchaser and Seller will instruct the Escrow Agent to pay, within five (5) Business Days after the determination thereof, to Seller the Escrow Amount in the Escrow Account, by wire transfer of immediately available funds.
(c)Escrowed Portion of the Purchase Price. For the purpose of securing Seller’s obligation under Section 2.6(b)(i) above and without limiting Purchaser’s rights (or Seller’s obligations) under Section 2.6(b)(i) above, at the Closing, Purchaser shall deliver the Escrow Amount to the Escrow Agent by wire transfer of immediately available funds to an account (the "Escrow Account") that will be designated and administered by the Escrow Agent pursuant to an escrow agreement to be in form and substance reasonably satisfactory to Purchaser and Seller (the "Escrow Agreement"). The Escrow Agreement will provide, among other things, that (a) all of the Escrow Amount remaining in the Escrow Account following the determination of the Final Aggregate Purchase Price in accordance with this Section 2.6 shall be released to Seller and (b) prior to such time, no amounts shall be released from the Escrow Account unless either (i) agreed in writing by Purchaser and Seller or (ii) required pursuant to a final, non-appealable judgment. All fees, costs and expenses of the Escrow Agent and Escrow Account shall be paid by Purchaser.
(d)Adjustment of the Aggregate Purchase Price; Exclusive Remedy. Payment of any amount owed pursuant to this Section 2.6 and/or Section 2.7 shall be treated as an adjustment to the Aggregate Purchase Price. For the avoidance of doubt, the parties hereto acknowledge and agree that, from and after the Closing, the provisions of this Section 2.6 and the arbitration provisions contemplated hereby shall be the exclusive remedy and exclusive forum of the parties with respect to the matters that are or that may be addressed through the purchase price adjustments contemplated hereby.
(e)Set-Off. Notwithstanding anything to the contrary in this Agreement, Purchaser shall have the right to set off and apply any and all amounts owing by Seller under Section 2.6(b)(i) in excess of the Escrow Amount, if any, that have not been paid to Purchaser against (without duplication) an equal amount of any Earnout Payment due or that thereafter becomes due to Seller (in full and complete satisfaction of Seller’s obligation to pay any such amounts). The rights of Purchaser under this Section 2.6(e) are in addition to other rights and remedies which Purchaser may have hereunder.

2.7    Earnout Payment.
(a)For purposes of this Agreement, the following terms shall have the meanings set forth below.
(i)"Earnout Targets" means, for any particular Earnout Period, the applicable Revenue target set forth for such Earnout Period under the heading “Earnout Targets” below:

Earnout Period	Earnout Targets
2015 Earnout Period	$350,000,000
2016 Earnout Period	$385,000,000
2017 Earnout Period	$425,000,000
(ii)"2015 Earnout Payment" means an amount in cash equal to $14,666,666.
(iii)"2016 Earnout Payment" means an amount in cash equal to $14,666,667.
(iv)"2017 Earnout Payment" means an amount in cash equal to $14,666,667.
(v)"Earnout Payment" means, collectively, any payment made to Seller in respect of Section 2.7(b) below in respect of any Earnout Period.
(b)In addition to the Final Aggregate Purchase Price payable by Purchaser to Seller pursuant to Section 2.6, Seller shall be entitled to receive additional cash payouts from Purchaser if earned in accordance with this Section 2.7 as follows:
(i)2015 Earnout Period. In the event that the Revenue for the 2015 Earnout Period is greater than or equal to the Earnout Target for the 2015 Earnout Period set forth above, then Purchaser shall pay to Seller pursuant to this Section 2.7(b)(i) an amount in cash equal to the 2015 Earnout Payment;
(ii)2016 Earnout Period. In the event that the Revenue for the 2016 Earnout Period is greater than or equal to the Earnout Target for the 2016 Earnout Period set forth above, then Purchaser shall pay to Seller pursuant to this Section 2.7(b)(ii) an amount in cash equal to the sum of (1) the sum of the 2015 Earnout Payment and the 2016 Earnout Payment minus (2) the amount of any 2015 Earnout Payment previously paid to Seller pursuant to Section 2.7(b)(i) above; and
(iii)2017 Earnout Period. In the event that the Revenue for the 2017 Earnout Period is greater than or equal to the Earnout Target for the 2017 Earnout Period set forth above, then Purchaser shall pay to Seller pursuant to this Section 2.7(b)(iii) an amount in cash equal to the sum of (1) the sum of the 2015 Earnout Payment, the 2016 Earnout Payment and the 2017 Earnout Payment minus (2) the amount of any 2015 Earnout Payment and/or 2016 Earnout Payment previously paid to Seller pursuant to Sections 2.7(b)(i) and/or 2.7(b)(ii) above. For the avoidance of doubt the maximum amount of the total amount of Earnout Payments that may be made pursuant to this Section 2.7 shall not exceed $44,000,000.

(c)On or prior to each of March 31, 2016, March 31, 2017 and March 31, 2018, Purchaser shall (i) deliver a statement to Seller containing Purchaser’s good faith calculation of the Revenue and the applicable amount of Earnout Payment(s) (as determined in accordance with Section 2.7(b) above) for the applicable Earnout Period (each, an "Earnout Statement") and (ii) pay to Seller by wire transfer of immediately available funds to an account designated by Seller, an amount equal to the aggregate amount of applicable Earnout Payment(s), if any (as determined in accordance with Section 2.7(b) above), reflected in such Earnout Statement (a "Preliminary Earnout Payment"). Each Preliminary Earnout Payment shall be subject to review as provided in Section 2.7(d).
(d)Purchaser shall permit Seller and its accountants and financial advisors to review promptly upon reasonable request, on-site or otherwise, during normal business hours, all records and work papers prepared or used by Purchaser in connection with the preparation of each Earnout Statement and to take copies of the same. Seller shall have sixty (60) days after receipt of each Earnout Statement and all requested records and work papers (the "Earnout Dispute Period") to dispute any or all amounts of such Earnout Statement (the "Earnout Dispute"). Seller shall provide to Purchaser, prior to the end of the Earnout Dispute Period, written notice of the Earnout Dispute (an "Earnout Dispute Notice"), which shall set forth in reasonable detail the amounts included in the applicable Earnout Statement with which Seller disagrees. If Seller does not deliver an Earnout Dispute Notice to Purchaser prior to the end of the Earnout Dispute Period, the Earnout Statement for the applicable Earnout Period shall be deemed to be final, conclusive and binding upon Purchaser and Seller in the form in which it was delivered to Seller pursuant to Section 2.7(c). If Seller delivers to Purchaser an Earnout Dispute Notice prior to the end of the Earnout Dispute Period, Seller and Purchaser shall use commercially reasonable efforts to resolve the Earnout Dispute and agree in writing upon the final content of the applicable Earnout Statement within thirty (30) days following the delivery by Seller of the Earnout Dispute Notice to Purchaser. Amounts not objected to by Seller shall be deemed resolved. If Seller and Purchaser are unable to resolve the amounts in dispute within such thirty (30) day period, then Seller and Purchaser shall submit the Earnout Dispute for resolution to the Accounting Arbitrator. Seller and Purchaser agree to cooperate fully with the Accounting Arbitrator in order to facilitate the receipt of the final determination of the Accounting Arbitrator within thirty (30) days following submission of an Earnout Dispute to the Accounting Arbitrator. The Accounting Arbitrator shall apply the terms of this Section 2.7, and may not assign a value to any item greater than the greatest value for such item claimed by any party or less than the smallest value for such item claimed by any party. The Accounting Arbitrator’s determination shall be based solely on written submissions by Seller and Purchaser (i.e., not on independent review) and on the definitions and provisions included herein. All determinations of the Accounting Arbitrator with respect to an Earnout Statement shall be final, conclusive and binding on Seller and Purchaser (except in the event of manifest error by the Accounting Arbitrator). For purposes of this Agreement, "Final Determination" of an Earnout Statement shall mean the final determination pursuant to this Section 2.7(d). The fees and expenses of the Accounting Arbitrator incurred in connection with the resolution of an Earnout Dispute shall be allocated to be paid by Purchaser, on the one hand, and Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Accounting Arbitrator.

(e)With respect to each Earnout Statement, if the Earnout Payment(s) applicable thereto are due pursuant to the Final Determination of such Earnout Statement, no later than five (5) days following the Final Determination of such Earnout Statement, Purchaser shall pay to Seller by wire transfer of immediately available funds to an account designated by Seller the Earnout Payment(s).
(f)Without limiting any rights of Seller (or obligations of Purchaser) hereunder, the parties hereto agree that it is the parties’ intention to allow Purchaser to operate the Business after the Closing in accordance with its legitimate business interests. Notwithstanding the foregoing, during the period from and after the Closing through December 31, 2017, Purchaser covenants and agrees that:
(i)neither Purchaser nor any Affiliates of Purchaser shall take any actions that are motivated, directly or indirectly, for the purpose of adversely affecting any Earnout Payment; provided, however, that nothing in this Agreement shall require Purchaser to take any action that Purchaser determine would constitute a breach of fiduciary duties of the boards of directors of Purchaser or its Affiliates; and
(ii)solely for purposes of calculating the Earnout Payments, Purchaser shall not, and shall cause its Affiliates not to, make any changes to the accounting principles, policies or practices used by the Company prior to the Closing with respect to the Business, except as Seller may otherwise consent to or approve.
(g)If, at any time following the Closing Date but prior to December 31, 2017, Purchaser or its Affiliates (including the Company or any of its Subsidiaries) sell or otherwise dispose of (in any single transaction or series of transactions) any assets or product lines (excluding sales of inventory (and any obsolete assets that are immaterial), in each case, in the ordinary course of business) accounting for less than or equal to fifty percent (50%) of the Revenue of the Business during the trailing twelve month period immediately prior to any such sale or disposition, then Purchaser and Seller will negotiate and mutually agree upon an equitable reduction (taking into account all relevant factors) to the remaining Earnout Targets utilized in calculating the earn-out payments in this Section 2.7. If, at any time following the Closing Date but prior to December 31, 2017, Purchaser or its Affiliates (including the Company or any of its Subsidiaries) sell or otherwise dispose of (in any single transaction or series of transactions) assets or product lines (excluding sales of inventory and product (and any obsolete assets that are immaterial), in each case, in the ordinary course of business) to a non-Affiliated entity accounting for more than fifty percent (50%) of the Revenue of the Business during the trailing twelve month period immediately prior to any such sale or disposition (regardless of the form, structure or manner of any such transaction, whether by sale, merger, consolidation or otherwise), then the full amount of the total amount Earnout Payments that have not been previously paid shall become immediately due and payable upon the consummation of any such transaction (i.e., $44,000,000 less the amount of prior Earnout Payments paid to Seller prior to the consummation of any such transaction). For the avoidance of doubt, any sale, merger, change of control or other similar corporate transaction involving Purchaser shall trigger the payments contemplated by this Section 2.7.
(h)The parties hereto shall treat and report any amounts paid under this Section 2.7 as adjustments to the purchase price for Tax purposes, except as otherwise required by applicable law; provided, however, that if, and then only to the extent, required by Sections 483 and/or 1274 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), the parties hereto shall treat a portion of any amounts so paid as interest for applicable Tax purposes.
2.8    Withholding Taxes. Notwithstanding anything to the contrary in this Agreement, Purchaser and its Affiliates shall be entitled to deduct and withhold from any payments made hereunder by such Person pursuant to this Agreement any Taxes that are required to be deducted and withheld by such Person under applicable law with respect to the making of such payment. Any such withheld amounts (x) shall be treated for all purposes of this Agreement as having been paid to the Person or Persons in respect of which such deduction and withholding was made and (y) shall be remitted by the applicable withholding party to the applicable Governmental Authority.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Purchaser as of the date hereof and on and as of the Closing Date as follows:
3.1    Formation and Qualification. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing (to the extent such concept is applicable in such Person's jurisdiction of formation) under the laws of the jurisdiction of its organization. Each of the Company and its Subsidiaries has full entity power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified to do business (where applicable), and is in good standing, to the extent applicable, as a foreign entity in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so duly qualified or in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Schedule 3.1 lists the name and jurisdiction of organization of each of the Company's Subsidiaries. The Company has heretofore made available to Purchaser complete and correct copies of its certificate of formation and operating agreement and the applicable governing documents of each of its Subsidiaries, in each case as in effect as of the date hereof.
3.2    Authorization; Enforceability. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder have been authorized by all necessary action on the part of the Company. This Agreement has been duly executed and delivered by the Company. Assuming this Agreement constitutes the valid and binding obligation of each of the other parties hereto, this Agreement constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (b) general principles of equity (whether considered in an action in equity or at law).

3.3    No Defaults or Conflicts. Except as described on Schedule 3.3, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by the Company nor the performance by the Company of its obligations hereunder will (i) constitute a breach or result in any violation of the applicable governing documents of the Company or any of its Subsidiaries; or (ii) materially conflict with or constitute a material default under: (A) any Material Contract (as defined below); (B) any applicable law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over the Company or any of its Subsidiaries or any of their assets or (C) result in the creation of, or require the creation of, any Lien (other than any Purchaser Liens) upon any equity interests or any property of the Company or any of its Subsidiaries, except in the case of this clause (ii), any such item which would not reasonably be expected to result in a Material Adverse Effect.
3.4    Financial Statements.
(a)The Financial Statements are attached on Schedule 3.4 hereto. Except (i) as set forth on Schedule 3.4 or as disclosed or reflected in any of the Financial Statements (including any of the notes thereto) and (ii) that the allocation of corporate support, general, management and administrative and other liabilities and expenses included in any of the Financial Statements for periods prior to April 9, 2014 may differ from what would be included for the Company and its Subsidiaries on a stand-alone basis, the Financial Statements have been prepared in conformity with GAAP consistently applied (except in each case as described therein (including the notes thereto) and/or as excepted pursuant to the last parenthetical in this Section 3.4(a)), and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Stuart Weitzman Holdings, LLC and its consolidated Subsidiaries (taken as a whole), in the case of the December 31, 2013 audited financial statements, or the Company and its consolidated Subsidiaries (taken as a whole), in the case of the October 4, 2014 unaudited financial statements, as of the respective dates thereof and for the respective periods indicated in accordance with GAAP consistently applied (subject, in each case of the unaudited financial statements, to the lack of footnotes and other presentation items and year-end adjustments, which has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect).
(b)Schedule 3.4 sets forth a complete and correct list of all outstanding Indebtedness (including the Loans) of the Company and its Subsidiaries, as well as the outstanding balance thereof, as of the most recent date for which such balances were available, as set forth on Schedule 3.4.
3.5    Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent, unasserted or otherwise), other than (i) liabilities or obligations reflected in the Financial Statements (including the footnotes thereto), (ii) liabilities or obligations incurred in the ordinary course of its business consistent with past practice since the dates of the Financial Statements, (iii) future executory obligations arising under any of the Material Contracts or under contracts which are not required to be disclosed on Schedule 3.11 (excluding all obligations arising in connection with any breach or other violation of any such contract prior to the Closing Date), (iv) liabilities and obligations arising under (or incurred in connection with) this Agreement and/or any of the transactions contemplated hereby, (v) liabilities and obligations to be included in (or for which a reserve or accrual is to be included in) the computation of the Net Working Capital, the Company Transaction Expenses and/or

Indebtedness (each as finally determined in accordance with this Agreement), (vi) liabilities and obligations between or among any of the Company and/or any of its Subsidiaries, (vii) liabilities and obligations otherwise disclosed (or within any materiality threshold contained in any other representation or warranty) in this Agreement or the Disclosure Schedule and (viii) other liabilities or obligations that, taken individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect.
3.6    Absence of Certain Changes or Events.
(a)From December 31, 2013 through the date of this Agreement, there has not occurred any change, effect, development, circumstance, condition, state of facts, event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)From October 4, 2014 through the date of this Agreement, (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practice and (ii) except as set forth on Schedule 3.6(b), neither the Company nor any of its Subsidiaries has taken any action that would have constituted a breach of Section 6.1(ii) (other than clauses (c), (o) and (s) (solely to the extent relating to clauses (c) or (o) thereof)) had such action been taken after the execution of this Agreement without the prior consent of Purchaser.
3.7    Capitalization; Subsidiaries.
(a)The only equity interests of the Company that are issued, reserved for issuance or outstanding are the Purchased Interests held by Seller (all of which are uncertificated). The Purchased Interests have been duly authorized and (as applicable) validly issued and, other than this Agreement, are not subject to (other than, in the case of the following, applicable securities laws) or issued in breach or violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or similar right under any provision of applicable law, the organizational and governance documents of the Company or any contract to which the Company or any of its Subsidiaries is a party or is otherwise bound.
(b)Schedule 3.7 sets forth a true and correct list of all of the Company’s Subsidiaries, listing for each Subsidiary (as of the date hereof) the class and amount of authorized and outstanding equity interests of each of the Company's Subsidiaries and the record owners thereof, in each case, with respect to any equity interests owned by the Company or any of its Subsidiaries and, to the Knowledge of the Company, any other Person. All of the outstanding equity interests of each Subsidiary of the Company that are held by the Company or any of its Subsidiaries are duly authorized and validly issued and not subject to or issued in breach or violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or similar right under any provision of applicable law, the organizational and governance documents of any such Subsidiary or any contract to which the Company or any of its Subsidiaries is a party or is otherwise bound. Except as set forth on Schedule 3.7, there are no equity securities of the Subsidiaries of the Company issued, reserved for issuance, or outstanding. Except as set forth on Schedule 3.7, the Company or one of its Subsidiaries has good and valid title to all the equity interests of the Subsidiaries of the Company owned by any of the Company or any of the Subsidiaries of the Company, free and clear of all Liens (other than Permitted Liens described in clauses (v), (vi), (vii) and/or (xiii) of the definition of Permitted Liens), and is the record owner thereof.

(c)There are not any bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of equity interests of the Company or any of its Subsidiaries may vote ("Voting Company Debt"). Except as set forth in Schedule 3.7, there are not any options, warrants, rights, convertible or exchangeable securities, phantom stock rights, stock appreciation rights, stock-based performance units or contracts of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional equity interests of the Company or any such Subsidiary, or any security convertible or exercisable for or exchangeable into any equity interest of the Company or any such Subsidiary, or any Voting Company Debt, (ii) obligating the Company or any such Subsidiary to issue, grant, extend or enter into any such option, warrant, right, security, unit or contract or (iii) that give any Person the right to receive any economic benefit or right from the Company or any such Subsidiary similar to or derived from the economic benefits and rights accruing to holders of equity interests of the Company or any of its Subsidiaries. There are not any outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any equity interests of the Company or any of its Subsidiaries.
(d)Except for its interests in its Subsidiaries listed on Schedule 3.7 or as otherwise set forth on Schedule 3.7, the Company does not own, directly or indirectly, any equity interest in any other Person.
3.8    No Consents. Except as may be required under the HSR Act or any competition filing which may be required pursuant to foreign law, no authorization or consent, and no notice to or filing with, any Governmental Authority is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution or performance by the Company of its obligations under this Agreement.
3.9    Permits. Schedule 3.9 sets forth a list of all certificates, licenses, permits, authorizations and approvals issued or granted by any Governmental Authority ("Permits") to the Company or a Subsidiary of the Company that are necessary for or used in the operation of the business of the Company and its Subsidiaries as currently conducted and that are material to such operations. The Company and each of its Subsidiaries are in possession of all Permits necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted, except where the failure to have any of the Permits has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All Permits are in full force and effect, except where the failure to be in full force and effect has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries is in compliance with all Permits, except where the failure to be in compliance has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
3.10    Litigation. Schedule 3.10 sets forth, as of the date hereof, (i) each lawsuit, action, proceeding at law or in equity, arbitration or administrative or other proceeding pending before any court or other Governmental Authority against the Company or any of its Subsidiaries that (a) alleges damages or other liabilities in excess of $250,000 or (b) seeks any material injunctive relief and (ii) each material judgment, decree, injunction, ruling or order of any court or other Governmental

Authority outstanding and in effect against the Company or any of its Subsidiaries. There is no lawsuit or other proceeding pending or, to the Knowledge of Company, threatened before or by any Governmental Authority against the Company or any of its Subsidiaries which has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and there is no outstanding judgment or order to which the Company or any of its Subsidiaries is a party or by which it or any of its assets or properties is bound which has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
3.11    Contracts.
(a)Except for this Agreement, Schedule 3.11 contains a complete and correct list, as of the date of this Agreement, of each contract described below in this Section 3.11(a) under which the Company or any Subsidiary of the Company has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the date of this Agreement (all contracts of the type described in this Section 3.11(a) being referred to herein as the “Material Contracts”):
(i)each contract that limits in any material respect the freedom of the Company or any of its Subsidiaries to compete in any line of business or geographic region, or with any Person, including any contract that requires the Company and/or its Subsidiaries to work exclusively with any Person in any geographic region, or which by its terms would so limit the freedom of Purchaser and its Affiliates after the Closing, excluding, in any such case, any limitations or restrictions on the ability to solicit any individual or class of individuals of the counterparty to any such contract (and/or any of its Affiliates) for employment;
(ii)any partnership, joint venture, strategic alliance, collaboration, co-promotion or design project contract which is material to the Company and its Subsidiaries, taken as a whole;
(iii)each contract not otherwise described in any other subsection of this Section 3.11(a) that (A) is reasonably expected to involve future expenditures by the Company and/or any of its Subsidiaries of more than $5,000,000 in the one-year period following the date hereof and (B) cannot be terminated by the Company or such Subsidiary of the Company on less than ninety (90) days’ notice without material payment or penalty, other than ordinary course product purchase contracts;
(iv)each acquisition or divestiture contract or each material licensing agreement that contains representations, covenants, indemnities or other obligations (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $5,000,000 in the twelve (12) month period following the date hereof;
(v)each contract relating to outstanding indebtedness of the Company or its Subsidiaries for borrowed money or any financial guaranty thereof (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $500,000 other than (A) contracts solely among the Company and any wholly owned Subsidiary of the Company, and (B) financial guarantees entered into in the ordinary course of business consistent with past practice not exceeding $500,000, individually or in the aggregate (other than surety or performance bonds, letters of credit or similar agreements entered into in the ordinary course of business in each case to the extent not drawn upon);
(vi)each contract between the Company or any Subsidiary of the Company, on the one hand, and any officer, director or Affiliate (other than a wholly owned Subsidiary of the Company) of the Company or any Subsidiary of the Company or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any contract pursuant to which the Company or any Subsidiary of the Company has an obligation to indemnify such officer, director, Affiliate or family member, but not including any Benefit Plans;
(vii)any contract (excluding licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms) under which the Company or any Subsidiary of the Company is granted any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property of a third party, which contract is material to the Company and its Subsidiaries, taken as a whole;
(viii)any contract under which the Company or any Subsidiary of the Company has granted to a third party any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property, which contract is material to the Company and the Company’s Subsidiaries, taken as a whole;
(ix)any stockholders, investors rights, registration rights or similar agreement or arrangement relating to the issuance, sale, repurchase or redemption of any equity securities of the Company or any of its Subsidiaries;
(x)any contract requiring the Company or any Subsidiary of the Company to purchase a minimum quantity of goods relating to any product that (A) is reasonably expected to involve future expenditures by the Company or any of the Company Subsidiaries of more than $1,500,000 in the one-year period following the date hereof and (B) cannot be terminated by the Company or such Subsidiary of the Company on less than ninety (90) days’ notice without material payment or penalty;
(xi)any material collective bargaining agreement or other material contract with any labor union;
(xii)any contract involving the settlement of any claim, action or proceeding or threatened claim, action or proceeding (or series of related, claims actions or proceedings) (A) which will involve payments after the date hereof, or involved payments, in excess of $1,000,000 or (B) with respect to which material conditions precedent to the settlement have not been satisfied;
(xiii)any contract with respect to any Leased Real Property; and
(xiv)any contract not otherwise described in any other subsection of this Section 3.11(a) that would constitute a “material contract” (as such term is defined in

Item 601(b)(10) of Regulation S-K of the Securities and Exchange Commission) with respect to the Company and/or its Subsidiaries.
(b)The Company has made available to Purchaser prior to the date of this Agreement, a true and complete copy of each Material Contract as in effect on the date of this Agreement. Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Material Contract, and, to the Knowledge of the Company, there does not exist any event, change, effect, development, occurrence, circumstance, condition, matter or state of facts (including the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby) which (with or without notice, passage of time, or both) would constitute a breach or default under any Material Contract, where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, as of the date hereof, no other party to any Material Contract is in, or is alleged to be in, breach of or default under the terms of any Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
3.12    Tangible Personal Property; Real Property.
(a)The assets and rights of the Company and its Subsidiaries include all of the material assets and rights of the Company and its Subsidiaries which were used in the conduct of the Business as conducted on October 4, 2014, subject to such changes as have occurred in the ordinary course of business consistent with past practice or otherwise permitted by this Agreement since such date. The Company or a Subsidiary of the Company has good and valid title to all tangible personal property assets reflected on the October 4, 2014 balance sheet included in the Financial Statements as being owned by them or, with respect to those thereafter acquired by them prior to the Closing Date, as of the date such assets are so acquired, other than those disposed of since October 4, 2014 in the ordinary course of business, in each case free and clear of all Liens other than Permitted Liens. This Section 3.12(a) does not relate to real property or interests in real property, such items being the subject of Section 3.12(b), or to intellectual property, such items being the subject of Section 3.13.
(b)The Company and its Subsidiaries do not own (in fee or otherwise) any real property or any interest in any real property. Schedule 3.12(b) contains a true and complete list of each lease, sublease and other agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property (the "Leased Real Property"), and, except as would not reasonably be expected to result in material liability to the Company, (i) each such lease, sublease and other agreement is valid, binding and in full force and effect, except that (A) enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, (ii) no uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the Knowledge of the Company, the landlord thereunder exists with respect to any Leased Real Property and (iii) except as set forth on Schedule 3.12(b), the Company and each of its Subsidiaries has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the lease, sublease or other agreement applicable thereto, the Leased Real Property, free and clear of all Liens, except for Permitted Liens. Except as set forth on Schedule 3.12(b), neither the Company nor any of its Subsidiaries has subleased to any third party any right to use, occupy or lease any of the Leased Real Property.
3.13    Intellectual Property.
(a)Schedule 3.13(a) sets forth a complete and correct list, as of the date of this Agreement, of all Owned Intellectual Property that has been registered or is subject to an application for registration, including a list of all jurisdictions in which such Owned Intellectual Property is registered or registrations have been applied for and all registration and application numbers and the current status thereof (the "Registered Intellectual Property"). Either the Company or a Subsidiary of the Company owns free and clear of all Liens (other than Permitted Liens), or is licensed or otherwise possesses legally enforceable rights to use, all material Intellectual Property used in their respective businesses as currently conducted. The Registered Intellectual Property is in good standing with the Governmental Authority or domain name registrar before which it is registered or pending and, to the Knowledge of the Company, is valid and enforceable.
(b)There are no pending or, to the Knowledge of the Company, threatened claims against the Company or its Subsidiaries by any Person alleging infringement, misappropriation, dilution or other violation by the Company or its Subsidiaries for their use of any Intellectual Property or right of publicity or privacy in their respective businesses as currently conducted, or any offers to license, in each case, that would reasonably be expected to result in material liability to the Company. The conduct of the businesses of the Company and its Subsidiaries as presently conducted and as conducted since April 9, 2014 does not infringe upon, misappropriate, dilute or otherwise violate in any material respect any Intellectual Property, right of publicity or privacy, or any other similar proprietary right of any Person (provided that this representation is given to Knowledge of the Company with respect to patents). Except as set forth on Schedule 3.13(b), to the Knowledge of the Company, no third party is infringing, misappropriating, diluting or otherwise violating in any material respect any Intellectual Property of the Company. As of the date hereof, neither the Company nor any of its Subsidiaries has made any claim of a violation, infringement, misappropriation or dilution by others of its rights to or in connection with the Intellectual Property used in their respective businesses, in each case, that is currently outstanding and unsatisfied and which is material to the Company and its Subsidiaries.
(c)The Company and its Subsidiaries make reasonable efforts to protect and maintain their material Intellectual Property, including by using their respective reasonable efforts to (x) have all employees and consultants of the Company and its Subsidiaries involved in the creation of material Intellectual Property for the Company execute agreements assigning ownership in such Intellectual Property to the Company or a Subsidiary of the Company and (y) seek to maintain the confidentiality of the Company’s and its Subsidiaries’ material trade secrets.
(d) Except as would not reasonably be expected to result in material liability to the Company, (i) the Company IT Assets are free from material bugs and other defects, (ii) have not materially malfunctioned or failed within the past three years in a manner that has materially adversely affected the Company’s or its Subsidiaries’ respective businesses, (iii) to the Knowledge of the Company do not contain any Viruses, and (iv) the Company and the Subsidiaries have implemented commercially reasonable backup, security and disaster recovery measures and technology with respect to the Company IT Assets. To the Knowledge of the Company, no person has obtained unauthorized access to any Company IT Assets which has resulted in any material liability to the Company.
(e)The use, collection, storage and dissemination of personally identifiable information ("Data") by or on behalf of the Company in connection with the Business do not violate any applicable laws and the Company and its Subsidiaries have not otherwise violated any Person’s privacy, publicity or confidentiality rights (collectively, "Privacy Laws") in any material respect. The Company and each of its Subsidiaries are in compliance in all material respects with the privacy policy posted on user-facing pages of the Company Websites and all other rules, policies and procedures the Company or its Subsidiaries have established concerning Data (all of the foregoing, the "Privacy Rules"). Except as would not reasonably be expected to result in material liability to the Company, (i) there is no action or claim pending or to the Knowledge of the Company, asserted or threatened by or against the Company or any of its Subsidiaries alleging any material violation of any Privacy Laws or Privacy Rules, (ii) to the Knowledge of the Company, neither the consummation of the transactions contemplated by this Agreement nor the negotiation, execution, delivery or performance by the Company of this Agreement will cause a violation of, or require the consent, waiver or authorization of or declaration, filing or notification to any Person under, any Privacy Laws or Privacy Rules, and (iii) since April 9, 2014, the Company and its Subsidiaries have at all times taken commercially reasonable measures designed to ensure that all Data collected or accessed by the Company in the operation of the Business is protected against unauthorized access, use, modification, disclosure or other loss, and to the Knowledge of the Company, no such loss has occurred which has resulted in any material liability to the Company.
(f)Except as would not reasonably be expected to result in material liability to the Company or as otherwise set forth on Schedule 3.13(f), the consummation of the transactions contemplated by this Agreement will not result (in and of itself) in any of the following pursuant to any agreement to which the Company or any of its Subsidiaries is a party as of the date hereof (other than as contemplated by any such agreement): (i) the grant, license or assignment to any third party of any interest in or to, or the creation of any Lien (other than a Permitted Lien) on, any Intellectual Property owned by the Company or any of its Subsidiaries prior to the Closing, which is not in effect prior to Closing or (ii) the Company or any of its Subsidiaries being bound by or subject to any non-compete obligation, which that Person was not bound by or subject to prior to Closing.

(g)The representations and warranties set forth in this Section 3.13 and in Section 3.11 are the Company’s sole and exclusive representations and warranties with respect to the Company Owned Intellectual Property, and infringement or other violation of third party Intellectual Property, rights of publicity or privacy.
3.14    Environmental Compliance. Except as set forth on Schedule 3.14 or in any of the reports or documents made available as described in Section 3.14(d) below:
(a)Except as has not had, or would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are, and have been since April 9, 2014, in compliance in all material respects with applicable Environmental Laws (excluding any instances of non-compliance for which the applicable statute of limitations has expired). Neither the Company nor any of its Subsidiaries has received any written communication since April 9, 2014 that alleges that the Company or any of its Subsidiaries is not in compliance in any material respect with, or has material liability under, any applicable Environmental Law, the subject of which is unresolved.
(b)Except as has not had, or would not reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries have obtained and are in compliance in all respects with all Permits necessary pursuant to Environmental Law to be possessed by them for their operations as currently conducted ("Environmental Permits"), (ii) all such Environmental Permits are valid and in good standing and (iii) since April 9, 2014, neither the Company nor any of its Subsidiaries has received written notice relating to the revocation or material modification of any such Environmental Permit or that any such Environmental Permit has not been complied with by the Company or any of its Subsidiaries, the subject of which is unresolved.
(c)Except as has not had, or would not reasonably be expected to have a Material Adverse Effect, (i) there are no Environmental Claims pending or threatened against or relating to the Company or any of its Subsidiaries or relating to the current or former operations, products, assets or properties of the Company or its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries has contractually assumed any liabilities or obligations that would reasonably be expected to form the basis of an Environmental Claim against the Company or its Subsidiaries.
(d)The Company has delivered or made available to Purchaser copies of all Phase I environmental site assessment reports or Phase II reports related to the Leased Real Property or material documents related to any Environmental Claims disclosed on Schedule 3.14 prepared by or for the Company or its Subsidiaries, or which is otherwise in the possession or control of the Company or its Subsidiaries.
(e)This Section 3.14 sets forth the sole and exclusive representations and warranties of the Company with respect to any environmental matters, including those relating to Environmental Laws, Environmental Permits and Hazardous Materials.
3.15    Taxes. Except as set forth on Schedule 3.15:
(a)all Tax Returns that are required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate in all material respects;

(b)the Company and its Subsidiaries have paid all Taxes due and owing by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor, or third party (in each case, whether or not shown on any Tax Return), other than Taxes for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company and its Subsidiaries;
(c)there is no pending or threatened in writing any audit, examination, investigation or other proceeding with respect to any Taxes of the Company or any of its Subsidiaries;
(d)neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;
(e)neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law) in the two years prior to the date of this Agreement;
(f)none of the Company or any of its Subsidiaries is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes) or has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor;
(g)there are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for Permitted Liens;
(h)neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of U.S. Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law);
(i)neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. law) executed by the Company or any of its Subsidiaries prior to the Closing, (iii) intercompany transaction occurring, or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. law) arising, prior to the Closing, (iv) installment sales or open transaction dispositions by the Company or any of its Subsidiaries prior to the Closing the aggregate price for which exceeds $100,000, (v) prepaid amounts that in the aggregate exceed $100,000 and are received prior to the Closing, or (vi) election under Section 108(i) of the Code made by the Company or any of its Subsidiaries prior to the Closing; and
(j)neither the Company nor any of its Subsidiaries (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(k)This Section 3.15 contains the sole representations and warranties of the Company with respect to any Tax matters concerning the Company or any Subsidiary of the Company.
3.16    Employee Benefits.
(a)Schedule 3.16 sets forth, as of the date hereof, each Benefit Plan. With respect to each Benefit Plan, the Company has made available to Purchaser correct and complete copies of (or, to the extent no such copy exists, a written description of), in each case, to the extent applicable, (i) all plan documents, summary plan descriptions, summaries of material modifications, and amendments related to such plans and any related trust agreement; (ii) the most recent Form 5500 Annual Report; (iii) the most recent audited financial statement and actuarial valuation; (iv) all material filings and correspondence with any Governmental Authority; and (v) all material related agreements, insurance contracts and other agreements which implement each such Benefit Plan. Except as specifically provided in the foregoing documents made available to Purchaser and except for adopting replacement benefit plans that substantially replicate existing Benefit Plans, there are no amendments to any material Benefit Plans that have been adopted or approved nor has the Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Benefit Plans.
(b)Except as would not reasonably be expected to result in material liability to the Company, (i) each of the Benefit Plans has been operated and administered in material compliance in accordance with applicable laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (ii) no Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (iii) no Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable U.S. state law; (iv) no liability under Title IV of ERISA has been incurred by the Company or any of its Subsidiaries that has not been satisfied in full, and no condition exists that is likely to cause the Company or any of its Subsidiaries to incur a liability thereunder; (v) no Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (vi)  all contributions or other amounts payable by the Company or its Subsidiaries pursuant to each Benefit Plan, applicable law or other contractual undertakings in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP; (vii) neither the Company nor any of its Subsidiaries has engaged in a transaction in connection with which the Company or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (viii) there are no pending, or to the Knowledge of the Company, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Benefit Plans or any trusts related thereto that would result in a material liability.

(c) (i) Each of the Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification, and (ii) there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan. Each such favorable determination letter has been made available to Purchaser.
(d)Except as set forth on Schedule 3.16, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of the Company or any of its Subsidiaries under any Benefit Plan or other contract of the Company or any of its Subsidiaries, in each case, as in effect as of the date hereof, (ii) increase any benefits otherwise payable under any such Benefit Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits, (iv) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust, or (v) require the funding of any trust or other funding vehicle.
(e)Each Benefit Plan, if any, which is maintained outside of the United States has been operated in conformance in all material respects with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Benefit Plan is present or operates and, to the extent relevant, the United States.
(f)Each Benefit Plan has been maintained and operated in documentary and operational compliance in all material respects with Section 409A of the Code or an available exemption therefrom. Neither the Company nor any of its Subsidiaries is a party to nor do they have any obligation under any Benefit Plan to compensate any person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.
3.17    Employment Matters.
(a)Except as set forth on Schedule 3.17, no employees of the Company or any of its Subsidiaries are represented by any labor organization or works council and no collective bargaining agreement is in effect which is binding on the Company or any of its Subsidiaries. Since April 9, 2014, to the Knowledge of the Company, there have been no representation or certification proceedings, or petitions seeking a representation proceeding, pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority in any jurisdiction with respect to employees of the Company or any of its Subsidiaries.
(b)There are no strikes, work stoppages, slowdowns, lockouts, material arbitrations, concerted refusal to work overtime, or material grievances or other material labor disputes pending or, to the Knowledge of the Company, threatened in writing against or involving the Company or any of its Subsidiaries. To the Knowledge of the Company, there are no unfair labor practice charges, grievances, or complaints pending or threatened in writing by or on behalf of any employee or group of employees of the Company or its Subsidiaries that, in each case, if individually or collectively resolved against the Company or its Subsidiaries, would be reasonably expected to result in material liability to the Company or any of its Subsidiaries.

(c)Neither the Company nor any of its Subsidiaries has received written notice of any complaints, charges, or claims against the Company or its Subsidiaries and, to the Knowledge of the Company, there are no complaints, charges or claims threatened to be brought or filed with any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or its Subsidiaries that, in each case, if resolved against the Company or its Subsidiaries, would reasonably be expected to result in material liability for the Company. The Company and each Subsidiary is in material compliance with all applicable laws respecting labor, employment, fair employment practices, terms and conditions of employment, applicant and employee background checking, immigration, workers’ compensation, occupational safety and health requirements, plant closings, wages and hours, workers classification, withholding of taxes, employment discrimination, disability rights or benefits, equal opportunity, labor relations, employee leave issues and unemployment insurance and related matters, except as would not, individually or in the aggregate, be reasonably likely to result in any material liability to the Company or any of its Subsidiaries.
(d)There has been no "mass layoff" or "plant closing" as defined by the federal Worker Adjustment, Retraining and Notification Act (the "WARN Act") or any similar state statute in respect of the Company or its Subsidiaries within the six months prior to the date of this Agreement. None of the Company or any of its Subsidiaries has any material liability with respect to any misclassification of any person as an independent contractor, temporary employee, leased employee or any other servant or agent compensated other than through reportable wages (as an employee) paid by the Company or any of its Subsidiaries (each, a "Contingent Worker") and no Contingent Worker has been improperly excluded from any Benefit Plan.
3.18    No Other Broker. Except for the arrangements set forth on Schedule 3.18 (which fees payable thereunder in accordance with the terms thereof will be included in Company Transaction Expenses to the extent unpaid at the Closing), neither the Company nor any of its Subsidiaries has entered into any agreement with any Person to pay any broker's, finder's or similar fee in connection with the transactions contemplated hereby.
3.19    Compliance with Laws. The Company and each of its Subsidiaries is, and has been since October 4, 2014, in compliance with and are not in default under or in violation of any laws applicable to the Company, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. This Section 3.19 does not relate to matters with respect to Taxes, which are the subject of Section 3.15, to employee benefit matters, which are the subject of Section 3.16, or to environmental matters, which are the subject of Section 3.14.
3.20    Insurance. The Company has made available to Purchaser correct and complete copies of binders for the Company's and its Subsidiaries' current insurance coverages, including their comprehensive general liability, fire and casualty, automobile liability, and workers' compensation insurance coverages and Schedule 3.20 contains a correct and complete list of such coverages. Such coverages are in full force and effect, all premiums thereon that are required to be paid prior to the date hereof have been paid, and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms and provisions of such coverages. Since April 8, 2014, the Company and its Subsidiaries have not received any written notice of increase in premiums with respect to, or cancellation or non-renewal of, any of its insurance policies, except for general increases in rates to which similarly situated companies are subject.
3.21    Suppliers. Schedule 3.21 lists, as of the date hereof, the 10 largest suppliers of the business of the Company and its Subsidiaries based on the total number of units purchased since January 1, 2014. As of the date hereof, to the Knowledge of the Company, none of the suppliers required to be listed on Schedule 3.21 has notified the Company or any of its Subsidiaries that it intends to terminate its relationship with the Company or its Subsidiaries.
3.22    Customers. Schedule 3.22 lists, as of the date hereof, the 10 largest customers of the business of the Company and its Subsidiaries based on total sales since January 1, 2014. As of the date hereof, to the Knowledge of the Company, none of the customers required to be listed on Schedule 3.22 has notified the Company or its Subsidiaries that it intends to terminate its relationship with the Company or its Subsidiaries.
3.23    Officers and Directors. Schedule 3.23 lists all officers and directors of the Company and its Subsidiaries as of the date hereof.
3.24    Certain Business Practices. Neither the Company nor any of its Subsidiaries has, and to the Knowledge of the Company, no officer, director, employee or agent of the Company or any of the Company’s Subsidiaries on behalf of the Company or any of its Subsidiaries has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; or (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1 et seq., as amended.
3.25    No Other Representations or Warranties. Except for the representations and warranties of the Company contained in this Article III (as qualified by the Disclosure Schedule), the Company makes no express or implied representation or warranty, and the Company hereby disclaims any such representation or warranty with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement or otherwise.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Purchaser as of the date hereof and on and as of the Closing Date as follows:
4.1    Formation and Qualification. Seller is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its assets and properties and to carry on its business as currently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Seller's ability to consummate the transactions contemplated hereby.

4.2    Authorization; Enforceability. The execution and delivery of this Agreement by Seller and the performance by Seller of its obligations hereunder have been duly authorized by all necessary limited liability company action on the part of Seller. Seller has all necessary power, limited liability company or otherwise, to execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been duly executed and delivered by Seller. Assuming this Agreement constitutes the valid and binding obligation of each of the other parties hereto, this Agreement constitutes the valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws, now or hereafter in effect, relating to or limiting creditors' rights and (b) general principles of equity (whether considered in an action in equity or at law).
4.3    No Defaults of Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby by Seller nor the performance by Seller of its obligations hereunder will (i) constitute a breach or result in any violation of the governing documents of Seller; or (ii) conflict with or constitute a default under: (A) any note, bond, mortgage, indenture, guarantee, license, franchise, permit, agreement, understanding, arrangement, contract, commitment, lease or other instrument or obligation to which Seller is a party or by which it or any of its respective properties or assets is bound; or (B) any applicable law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over Seller or any of its assets, except in the case of this clause (ii), any such item which could not reasonably be expected to have a material adverse effect on Seller's ability to consummate the transactions contemplated hereby.
4.4    No Consents. Except as may be required under the HSR Act or any competition filing which may be required pursuant to foreign law, no authorization or consent, and no notice to or filing with, any Governmental Authority is required to be obtained or made by Seller in connection with the execution or performance by Seller of its obligations under this Agreement.
4.5    Litigation. As of the date hereof, there is no lawsuit or other proceeding pending or, to the Knowledge of Seller, threatened before or by any Governmental Authority against Seller or any of its Affiliates which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Seller's ability to consummate the transactions contemplated hereby, and there is no outstanding judgment or order to which Seller or any of its Affiliates is a party or by which it or any of its assets or properties is bound which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Seller's ability to consummate the transactions contemplated hereby.
4.6    Ownership of Purchased Interests. As of the date hereof and as of immediately prior to the Closing and the transfer of the Purchased Interests contemplated hereby from Seller to Purchaser, Seller is, and will be, as the case may be, the record owner of all of the Purchased Interests. On and subject to the terms and conditions of this Agreement, at the Closing, Seller shall transfer to Purchaser all of Seller's right, title and interest in and to the Purchased Interests, free and clear of any Liens (assuming the repayment in full of all Loans outstanding as of the Closing Date), other than any restriction on transfer arising under any applicable securities Laws and any Purchaser Liens.

4.7    Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller.
4.8    No Other Representations or Warranties. Except for the representations and warranties of Seller contained in this Article IV (as qualified by the Disclosure Schedule), Seller makes no express or implied representation or warranty, and Seller hereby disclaims any such representation or warranty with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement or otherwise.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to the Company and Seller as of the date hereof and on and as of the Closing Date as follows:
5.1    Formation and Qualification. Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its assets and properties and to carry on its business as currently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Purchaser's ability to consummate the transactions contemplated hereby.
5.2    Authorization; Enforceability. The execution and delivery of this Agreement by Purchaser and the performance by Purchaser of its obligations hereunder have been duly authorized by all necessary corporate action on the part of Purchaser. Purchaser has all necessary power, corporate or otherwise, to execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been duly executed and delivered by Purchaser. Assuming this Agreement constitutes the valid and binding obligation of each of the other parties hereto, this Agreement constitutes the valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws, now or hereafter in effect, relating to or limiting creditors' rights and (b) general principles of equity (whether considered in an action in equity or at law).
5.3    No Defaults or Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby by Purchaser nor the performance by Purchaser of its obligations hereunder will (i) constitute a breach or result in any violation of the governing documents of Purchaser; or (ii) conflict with or constitute a default under: (A) any note, bond, mortgage, indenture, guarantee, license, franchise, permit, agreement, understanding, arrangement, contract, commitment, lease or other instrument or obligation to which Purchaser is a party or by which it or any of its respective properties or assets is bound; or (B) any applicable law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over Purchaser or any of its assets, except in the case of this clause (ii), any such item which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser's ability to consummate the transactions contemplated hereby.
5.4    No Consents. Except as may be required under the HSR Act or any competition filing which may be required pursuant to foreign law, no authorization or consent, and no notice to or filing with, any Governmental Authority is required to be obtained or made by Purchaser in connection with the execution or performance by Purchaser of its obligations under this Agreement.
5.5    Litigation. As of the date hereof, there is no lawsuit or other proceeding pending or, to the Knowledge of Purchaser, threatened before or by any Governmental Authority against Purchaser or any of its Affiliates which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser's ability to consummate the transactions contemplated hereby, and there is no outstanding judgment or order to which Purchaser or any of its Affiliates is a party or by which it or any of its assets or properties is bound which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser's ability to consummate the transactions contemplated hereby.
5.6    Investment Purpose. The Purchased Interests to be purchased by Purchaser pursuant to this Agreement are being acquired for investment purposes only and not with a view to any public distribution thereof. Purchaser is an "accredited investor" as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). Purchaser acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Purchased Interests. Purchaser acknowledges that the Purchased Interests have not been registered under the Securities Act or any state or non-U.S. securities laws and that the Purchased Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and registered under any applicable state or non-U.S. securities laws or pursuant to an exemption from registration under the Securities Act and any applicable state or non-U.S. securities laws. Purchaser is capable of evaluating the merits and risks of Purchaser's investment in the Purchased Interests and has the capacity to protect its own interests in connection with the transactions contemplated hereby.
5.7    Sufficient Funds. As of the date hereof Purchaser has, and as of the Closing Date Purchaser will have, sufficient unrestricted cash on hand to pay the Aggregate Purchase Price, the other payments to be made by Purchaser pursuant to Section 2.4 and all costs and expenses incurred by Purchaser in connection with the transactions contemplated hereby.
5.8    Purchaser's Examination. Purchaser acknowledges that:
(a)(i) it is experienced in the operation of the type of business conducted by the Company and its Subsidiaries, (ii) it and its directors, officers, attorneys, accountants and advisors have been given the opportunity to examine to the full extent deemed necessary and desirable by such party all books, records and other information with respect to the Company and its Subsidiaries, (iii) it has taken full responsibility for determining the scope of its investigations of the Company and its Subsidiaries and for the manner in which such investigations have been conducted, and has examined the Company and its Subsidiaries to such party's full satisfaction, (iv) it is fully capable of evaluating the adequacy and accuracy of the information obtained by such party in the course of such investigations, (v) it has not relied on the Company, any of its Subsidiaries or Seller with respect to any matter in connection with such party's evaluation of the Company and its Subsidiaries other than the representations and warranties specifically set forth in Article III and Article IV and (vi) neither the Company nor Seller is making any representations or warranties, express or implied, of any nature whatsoever (including, without limitation, (A) any representation or warranty of any kind or nature with respect to any forecasts, projections, budgets or other expectations of future results of operations or cash flows of the Company or any of its Subsidiaries or (B) any other information or documents with respect to the Company or any of its Subsidiaries, except as specifically set forth in Article III and Article IV) other than the representations and warranties of the Company or Seller specifically set forth in Article III or Article IV of this Agreement; and
(b)(i) it has taken full responsibility for evaluating the adequacy, completeness and accuracy of various forecasts, projections, opinions and similar material heretofore furnished to it by the Company and its Subsidiaries and their representatives in connection with such party's investigations of the Company and its Subsidiaries and their business, (ii) there are uncertainties inherent in attempting to make projections and forecasts and render opinions, (iii) it is familiar with such uncertainties, and (iv) it is not relying on any projections, forecasts or opinions furnished to it by the Company and its Subsidiaries and their representatives.
5.9    Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Purchaser or any of its Affiliates.
5.10    Solvency. Immediately after giving effect to the transactions contemplated hereby, assuming (i) the representations and warranties of the Company and Seller contained in this Agreement are true and correct in all material respects (disregarding any references to “Knowledge”, “Material Adverse Effect”, “materiality” or similar qualifiers), (ii) the Company and Seller have complied in all material respects with their respective obligations under this Agreement that are to be complied with at or prior to the Closing, (iii) any estimates, projections or forecasts of the Company and its Subsidiaries provided to Purchaser prior to the date of this Agreement have been prepared in good faith based on assumptions that were and continue to be reasonable, at and immediately after consummation of the transactions contemplated by this Agreement and (iv) the conditions set forth in Article VIII and Article IX have been satisfied, Purchaser and each of its Subsidiaries (including the Company and its Subsidiaries) shall be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities) and Purchaser and each of its Subsidiaries (including the Company and its Subsidiaries) shall have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Purchaser and its Subsidiaries (including the Company and its Subsidiaries).
5.11    No Other Representations and Warranties. Purchaser represents and warrants that it has conducted to its satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, Purchaser has relied on the results of its own independent investigation and verification and the representations and warranties of the Company and Seller expressly and specifically set forth in Articles III and Article IV of this Agreement (as qualified by the Disclosure Schedule). Except for the representations and warranties of the Company and Seller contained in Article III and Article IV hereof (as qualified by the Disclosure Schedule), respectively, Purchaser acknowledges and agrees that neither Seller nor the Company makes any express or implied representations or warranties with respect to Seller or the Company or any of its Subsidiaries (including with respect to projections), the Purchased Interests, the transactions contemplated by this Agreement or otherwise, and that Seller and the Company disclaim all other representations or warranties, in each case, whether made by Seller, the Company, any of the Company's Subsidiaries or any of its or their respective Affiliates, officers, directors, employees, equityholders, agents, advisors or representatives or otherwise.

ARTICLE VI
6.1    Conduct of Business. The Company agrees that between the date of this Agreement and the Closing or the time, if any, at which this Agreement is terminated pursuant to Section 11.1, except (a) as set forth in Schedule 6.1, (b) as specifically required or contemplated by this Agreement, (c) as required by law or the order of any Governmental Authority or (d) as consented to in writing by Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), the Company (i) shall and shall cause each of the Company’s Subsidiaries to, conduct its business in all material respects in the ordinary course of business consistent with past practice, including by using commercially reasonable efforts to preserve intact its and their present business organizations, to preserve its and their present relationships with customers, suppliers and other Persons with whom it and they have material business relations and to make marketing expenditures in the ordinary course of business consistent with past practice; provided that no action that is specifically permitted by any of clauses (a) through (s) of Section 6.1(ii) shall be deemed a breach of this clause (i) and (ii) agrees that between the date of this Agreement and the Closing or the date, if any, on which this Agreement is terminated pursuant to Section 11.1, the Company shall not, and shall not permit any of the Company’s Subsidiaries to:
(a)authorize or pay any dividends on or make any distribution with respect to its outstanding equity interests or shares of capital stock in any property or assets of any kind (other than cash or cash equivalents, which is expressly permitted as set forth in Section 6.6 hereof), except dividends and distributions paid or made on a pro rata basis by a Subsidiary of the Company in the ordinary course of business consistent with past practice or by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company;
(b)split, combine, reduce or reclassify any of its equity interests or capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary of the Company after consummation of such transaction;
(c)except as required by applicable law or required by the terms and conditions of any Benefit Plan in existence as of the date hereof (or adopted by the Company to substantially replicate the terms of a Benefit Plan as in existence as of the date hereof) or as set forth on Schedule 3.16, (i) increase the compensation or benefits payable or to become payable to any of its directors, officers, employees or individual independent contractors other than increases in base salaries and target cash incentive compensation to employees who are at the level of vice president or below and to independent contractors at times and in amounts in the ordinary course of business consistent with past practice, (ii) grant to any of its directors, officers, employees or individual independent contractors any increase in severance or termination pay, other than to the extent related to a corresponding increase in compensation permitted under clause (i) or otherwise by this paragraph, (iii) enter into any employment, severance, change in control or retention agreement (excluding offer letters that provide for no severance, change in control or retention benefits) with any of its directors, officers, employees or individual independent contractors; provided that with respect to new hires, the Company and/or any of its Subsidiaries may enter into employment and/or severance agreements in the ordinary course of business consistent with past practice, (iv) establish, adopt, enter into, amend or terminate any Benefit Plan other than any such actions in the ordinary course of business that do not, in the aggregate, materially increase the cost to the Company and its Subsidiaries of maintaining their Benefit Plans, (v) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its directors, officers, employees or individual independent contractors, (vi) enter into or become a party to any collective bargaining agreement, or (vii) hire or engage any employee or individual independent contractor having total annual cash compensation (including base salary and target annual incentive compensation) in excess of $300,000;
(d)change the Company’s Accounting Practices and Procedures, except as required by United States generally accepted accounting principles or applicable law;
(e)enter into agreements providing for any acquisitions of an equity interest in, or a substantial portion of the assets of, any Person or any business or division thereof, in each case, whether by merger, consolidation, business combination, acquisition of stock or assets, license or formation of a joint venture or otherwise, except for (i) such transactions for consideration (including assumption of liabilities) that does not exceed $5,000,000 prior to HSR Clearance and $2,500,000 following HSR Clearance, in the aggregate or (ii) transactions between the Company and a wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;
(f)amend the certificate of formation or operating agreement or similar governing documents of the Company or any of its Subsidiaries;
(g)issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital stock, voting securities or other equity interest in the Company or any Subsidiary of the Company or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital stock, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, other than transactions between the Company and a wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;
(h)directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for transactions between the Company and a wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;

(i)redeem, repurchase, prepay (other than prepayments of revolving loans in the ordinary course of business), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respect the terms of any indebtedness for borrowed money or issue or sell any debt securities representing indebtedness for borrowed money or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (i) any indebtedness for borrowed money among the Company and its wholly owned Subsidiaries or among wholly owned Subsidiaries of the Company, (ii) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money of the Company or any of its Subsidiaries maturing on or prior to the six (6) month anniversary of the date of such refinancing, in each case in an amount not to exceed the amount of the indebtedness replaced, renewed, extended, refinanced or refunded and on terms that are no less favorable to the Company or such Subsidiary of the Company than the terms of the indebtedness replaced, renewed, extended, refinanced or refunded, (iii) guarantees by the Company of indebtedness for borrowed money of wholly owned Subsidiaries of the Company or guarantees by wholly owned Subsidiaries of the Company of indebtedness for borrowed money of the Company or any wholly owned Subsidiary of the Company, which indebtedness is incurred in compliance with this clause (i), (iv) transactions at the stated maturity of such indebtedness and required amortization or mandatory prepayments, (v) revolving loan borrowings incurred in the ordinary course of business and (vi) indebtedness for borrowed money not to exceed $5,000,000 prior to HSR Clearance and $2,500,000 following HSR Clearance in aggregate incurred by the Company or any of its Subsidiaries other than in accordance with clauses (i) through (v), inclusive; provided that nothing contained herein shall prohibit the Company and its Subsidiaries from making guarantees or obtaining letters of credit or surety bonds for the benefit of commercial counterparties in the ordinary course of business;
(j)make any loans to any other Person, except for (i) loans among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries and (ii) loans made to employees, officers, directors, franchisees or distributors in the ordinary course of business;
(k)sell, lease, license, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of its material properties or assets (including shares of capital stock or other equity interests of the Company or any of its Subsidiaries), except (i) pursuant to existing agreements in effect prior to the execution of this Agreement, (ii) in the case of Liens, as required in connection with any indebtedness permitted to be incurred pursuant to Section 6.1(ii)(i), (iii) sales of inventory, or dispositions of obsolete or worthless equipment, in each case, in the ordinary course of business, (iv) licenses of non-material Intellectual Property (A) in the ordinary course of business or (B) in connection with a compromise or settlement of any material claim, litigation, investigation or proceeding permitted by Section 6.1(ii)(l), (v) such transactions with neither a fair market value of the assets or properties nor an aggregate purchase price that exceeds $5,000,000 prior to HSR Clearance and $2,500,000 following HSR Clearance in the aggregate and (vi) for transactions among the Company and its wholly owned Subsidiaries or among wholly owned Subsidiaries of the Company;

(l)(x) compromise or settle any claim, litigation, investigation or proceeding, in each case made or pending by or against the Company or any of its Subsidiaries (for the avoidance of doubt, including any compromise or settlement with respect to matters in which any of them is a plaintiff), or any of their employees, officers or directors in their capacities as such, other than the compromise or settlement of claims, litigation, investigations or proceedings that: (i) are for an amount (in excess of insurance proceeds not to exceed $1,000,000 prior to HSR Clearance and $500,000 following HSR Clearance), individually or in the aggregate, not to exceed $1,000,000 prior to HSR Clearance and $500,000 following HSR Clearance, (ii) does not involve an admission of guilt or impose any injunctive relief or a material restriction on the Company and/or its Subsidiaries and (iii) does not provide for the license of any material Intellectual Property or (y) commence any material claim, litigation, investigation or proceeding, other than in the ordinary course of business;
(m)change any material Tax election, make any material Tax election (except in connection with filing the 2014 Company Income Tax Returns), change any Tax accounting period for any material Tax or method of Tax accounting for any material Tax, file any material amended Tax Return, settle or compromise any audit or proceeding relating to material Taxes, except in the ordinary course of business agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or foreign law) with respect to any material Tax, surrender any right to claim a material Tax refund, take any action that would require the filing of a “gain recognition agreement” (within the meaning of the Treasury Regulations promulgated under Section 367 of the Code) to avoid current recognition of material income or gain for U.S. federal income tax purposes, fail to file any income or other material Tax Return required to be filed (after taking into account all valid extensions) by the Company or any of its Subsidiaries prior to the Closing Date or fail to pay any Tax shown as due on such a Tax Return;
(n)fail to make any of the material capital expenditures (on a cumulative basis) contemplated in the Company’s and its Subsidiaries’ capital expenditures budget plan set forth on Schedule 6.1(n) that are specified therein to be made prior to the Closing Date, except for usual and ordinary delays in capital expenditures that arise in the ordinary course of business that are not motivated, directly or indirectly, to improperly affect the timing of any such capital expenditures;
(o)except in the ordinary course of business consistent with past practice or in connection with any transaction to the extent specifically permitted by any other subclause of this Section 6.1(ii), (i) enter into any contract that would, if entered into prior to the date hereof, be a Material Contract, or (ii) materially modify, materially amend or terminate any Material Contract or waive, release or assign any material rights or claims thereunder;
(p)adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Company or its Subsidiaries;
(q)enter into any new line of business outside the businesses being conducted by the Company and its Subsidiaries on the date hereof;

(r)amend, modify or terminate that certain Name and Likeness Agreement, dated May 5, 2010, as amended through the date hereof, by and between Stuart Weitzman IP, LLC and Stuart A. Weitzman; or
(s)agree, in writing or otherwise, to take any of the foregoing actions.
6.2    Access to Information; Confidentiality.
(a)During the period from the date of this Agreement to the Closing Date (unless this Agreement is terminated pursuant to Section 11.1), the Company will, and will cause each of its Subsidiaries to, during regular business hours and upon reasonable request give Purchaser and its authorized representatives (including its employees, financing sources and accounting and legal representatives) reasonable access to all books, records, key personnel, independent accountants, legal counsel, offices and other facilities and properties of the Company and each of its Subsidiaries and other things reasonably related to the Business, including following HSR Clearance reasonable access for the purpose of Purchaser’s planning of the integration of the operations of the Business into Purchaser following the Closing; provided that (i) any such access shall not unreasonably interfere with the business or operations of the Company or its Subsidiaries, (ii) any such access shall not, except as otherwise agreed in writing by Seller and the Company, include sampling or testing of soil, sediment, surface or ground water and/or building material, (iii) neither the Company nor any of its Subsidiaries shall be obligated to provide any access to any documents or data which they are prohibited from doing so pursuant to applicable law or contractual restriction, as determined in the reasonable opinion of counsel and (iv) Purchaser shall not contact any customer or supplier or other material business relation of the Company or any of its Subsidiaries in connection with the transactions contemplated hereby or otherwise with respect to matters pertaining to the Company, any of its Subsidiaries and/or any of their respective businesses without the prior approval of Seller's board of managers (which approval shall not be unreasonably withheld, conditioned or delayed). All requests for access from Purchaser and its authorized representatives shall be directed to Goldman, Sachs & Co. or such other Persons as Seller may designate in writing from time to time (collectively, the "Designated Contacts"); provided that for the avoidance of doubt Purchaser may contact Stuart Weitzman and Wayne Kulkin following the date hereof on matters reasonably related to the Business.
(b)Other than the Designated Contacts or with the express written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), Purchaser is not authorized to and shall not (and shall cause its employees, agents, advisors, representatives and Affiliates not to) contact and/or communicate with any officer, director, employee, franchisee, customer, supplier, distributor, wholesaler, department store, independent contractor, sales agent, designer, lessee, lessor, landlord, lender or other material business relation of the Company or any of its Subsidiaries prior to the Closing in connection with the transactions contemplated hereby or otherwise with respect to matters pertaining to the Company, any of its Subsidiaries and/or any of their respective businesses. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prevent Purchaser from contacting or communicating with any of the foregoing Persons in Purchaser’s ordinary course of business consistent with past practice so long as any such contacts are unrelated to the transactions contemplated hereby.

(c)Any confidential information provided to, or obtained by, Purchaser from the Company, any of its Subsidiaries or any of their respective representatives shall be subject to the terms and conditions of that certain Confidentiality Agreement, dated as of September 8, 2014, between the Company and Purchaser (the "Confidentiality Agreement"). Without limiting the foregoing, prior to the Closing Date and after any termination of this Agreement, Purchaser shall hold and shall cause its Affiliates, officers, directors, employees, accountants, counsel, consultants, advisors, agents and other Representatives (as such term is defined in the Confidentiality Agreement) of Purchaser to hold, in confidence, all documents and information concerning the Company or any Subsidiary of the Company or Seller furnished to Purchaser or any of its Affiliates, officers, directors, employees, accountants, counsel, consultants, advisors, agents and/or Representatives (as such term is defined in the Confidentiality Agreement) in connection with the transactions contemplated by this Agreement in the manner specified in the Confidentiality Agreement.
6.3    Filings and Authorizations.
(a)Cooperation. Subject to the terms and conditions set forth in this Agreement, including Section 6.3(d) below, the Company, Seller and Purchaser shall cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable laws to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Authority in order to consummate the transactions contemplated by this Agreement. Subject to applicable laws relating to the exchange of information, Purchaser, Seller and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Purchaser, Seller or the Company, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing rights, each of the Company, Seller and Purchaser shall act reasonably and as promptly as practicable.
(b)Information. Subject to applicable laws, the Company, Seller and Purchaser each shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Purchaser, Seller, the Company or any of their respective Affiliates to any Governmental Authority in connection with the transactions contemplated by this Agreement, including under the HSR Act and any other applicable antitrust law. Notwithstanding the foregoing, in connection with the performance of each party's respective obligations pursuant to Section 6.3(a) and Section 6.3(d) below, each party may, as each determines is reasonably necessary, designate competitively sensitive material provided to the other pursuant to this Section 6.3(b) as "Outside Counsel Only." Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to directors, officers or employees of the recipient unless express permission is obtained in advance from the source of the materials (the Company, Seller or Purchaser, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 6.3(b), materials provided to any other party hereto or its counsel may be redacted to remove references concerning the valuation of the Company and its Subsidiaries.
(c)Status. Subject to applicable laws and the instructions of any Governmental Authority, the Company and Seller (on the one hand) and Purchaser (on the other hand) each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Purchaser, the Company or Seller, as the case may be, or any of their respective Affiliates, from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement. Neither the Company, Seller nor Purchaser shall permit any of its Affiliates, officers or any other representatives to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry with respect to the transactions contemplated hereby unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate thereat.
(d)Antitrust Matters.
(i)Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 6.3, each of Seller and the Company, on the one hand, and Purchaser, on behalf of itself and each of its Affiliates, on the other hand, agree to take or cause to be taken the following actions:
(A)as soon as practicable, and in any event, no later than ten (10) Business Days following the date of this Agreement, to file the initial pre-merger notifications with respect to this Agreement and the transactions contemplated herein required under the HSR Act (which filing, including the exhibits thereto, need not be shared or otherwise disclosed to the other parties except to outside counsel of each party) for each of Purchaser and the Company, in each case, requesting early termination of the waiting period with respect to the transactions contemplated hereby and to file as soon as practicable any notification or other form necessary to obtain any consents, clearances or approvals required under or in connection with any other antitrust law;
(B)to promptly provide to each and every federal, state, local or foreign court or Governmental Authority with jurisdiction over enforcement of any applicable antitrust law, non-privileged information and documents requested by any such Governmental Authority in connection with obtaining any such approval of such Governmental Authority that is necessary, proper or advisable to permit consummation of the transactions contemplated hereby;
(C)to use reasonable best efforts to take, and to cause each of its Subsidiaries to take, any and all actions necessary to obtain any consents, clearances or approvals required under or in connection with any antitrust law, enable all waiting periods under any antitrust law to expire and avoid or eliminate each and every impediment under any antitrust law asserted by any Governmental Authority, in each case, to enable the transactions contemplated hereby to occur prior to the Termination Date, including promptly complying with or modifying any requests for additional information (including any second request) by any Governmental Authority; and
(D)to refrain from entering into any agreement, arrangement or other understanding to acquire any assets or properties that would prevent or materially delay receipt of any approval under the HSR Act or other antitrust law or prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement.
(ii)Subject to the last sentence of this Section 6.3(d)(ii), Purchaser shall take, and cause its Affiliates to take, any and all actions necessary to obtain any consents, clearances or approvals required under or in connection with the HSR Act or any other antitrust law, and to enable all waiting periods under the HSR Act or any other antitrust law to expire, and to avoid or eliminate each and every impediment under the HSR Act or any other antitrust law asserted by any Governmental Authority, in each case, to consummate the transactions contemplated hereby, including (A) promptly complying with or modifying any requests for additional information (including any second request) by any Governmental Authority; (B) if necessary to obtain clearance by any Governmental Authority, offering, negotiating, committing to and effecting, by consent decree, a hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the capital stock, assets, rights, products, leases, businesses or other operations or interests therein of the Company and/or its Subsidiaries or Purchaser or its Affiliates; and (C) contesting, defending and appealing any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of any party to consummate the transactions contemplated hereby and taking any and all other actions to prevent the entry, enactment or promulgation thereof. Notwithstanding anything to the contrary in this Section 6.3, Purchaser shall not be required to take any action contemplated by clause (B) of the immediately preceding sentence if such action would be reasonably expected to have a material adverse effect on the business, operations, financial condition or results of operations of Purchaser and its Subsidiaries (including the Company and its Subsidiaries after the Closing), taken as a whole.
(iii)Purchaser will not withdraw its initial filing under the HSR Act or any other antitrust law, as the case may be, and refile it unless Seller has consented in advance to such withdrawal and refiling. Nothing in this Agreement shall require Seller, the Company or their respective Affiliates to take or agree to take any action with respect to the Company's or its Subsidiaries' business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing.
6.4    Satisfaction of Conditions. During the period from the date hereof to the earlier of immediately prior to the Closing and the date that this Agreement is terminated in accordance with its terms, on and subject to the terms and conditions hereof, each of the parties hereto shall use its reasonable best efforts to cause the conditions set forth in Article VIII and Article IX to be satisfied and to consummate the transactions contemplated herein, in each case as promptly as practicable after the date hereof.

6.5    Exclusive Dealing. Immediately after the execution of this Agreement, Seller shall terminate and cease, and shall cause the Company and its Subsidiaries and their respective officers, directors, employees, agents, financial advisors, attorneys, accountants and other representatives to terminate and cease, all discussions and negotiations that may then be ongoing by any of them with any Person (other than Purchaser and/or its Affiliates and representatives) with respect to any purchase of any equity interests of the Company or any of its Subsidiaries or any merger, sale of all or substantially all of the assets of, recapitalization or similar transaction involving the Company or any of its Subsidiaries. During the period from the date of this Agreement to the earlier of (i) the Closing Date and (ii) the date this Agreement is terminated in accordance with its terms, Seller shall not take, and shall cause the Company and its Subsidiaries and the respective Affiliates, officers, directors, employees, agents, financial advisors, attorneys, accountants and other representatives of the Company, its Subsidiaries and Seller to refrain from taking, any action to, directly or indirectly, encourage, initiate, solicit or engage in discussions or negotiations with, or provide any information to, any Person, other than Purchaser (and its Affiliates and representatives), concerning any purchase of any equity interests of the Company or any of its Subsidiaries or any merger, sale of all or substantially all of the assets of, recapitalization or similar transaction involving the Company or any of its Subsidiaries.
6.6    Distribution of Cash. Notwithstanding any other provision to the contrary contained in this Agreement, on and prior to the Closing Date, (a) Seller (as the holder of all of the Purchased Interests) shall be entitled to receive from the Company and its Subsidiaries by way of dividends, distributions, return of capital or otherwise all cash and cash equivalents owned or held by or for the benefit of the Company and its Subsidiaries prior to and as of immediately prior to the Closing and (b) Seller, the Company and its Subsidiaries may use any and all such cash and cash equivalents as any of them see fit, including, without limitation, to pay or repay any obligations or liabilities of the Company and its Subsidiaries (including any indebtedness for borrowed money and/or Company Transaction Expenses); provided that each store location operated by the Company or any of its Subsidiaries shall be left with no less than One Thousand Dollars ($1,000) in cash on hand at the Closing. Purchaser acknowledges that all such cash and cash equivalents of the Company and its Subsidiaries prior to Closing are the exclusive property of Seller.
6.7    Intercompany Arrangements. Except as set forth on Schedule 6.7 (and except for the Transition Services Agreement), effective as of the Closing, (i) all services (including cash management and treasury, accounting, tax, insurance, human resources and employee benefits, environmental, banking, legal, data network and other services) provided to the Company or any of its Subsidiaries by any Former Jones Group Company, including any agreements or understandings with respect thereto, and (ii) any other agreements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Former Jones Group Company, on the other hand, as in effect as of the Closing and under which there is any future material payment obligation that survives the Closing, will, in each case of the foregoing clauses (i) and (ii), immediately terminate effective as of the Closing without any further action on the part of the parties thereto and, except for any liabilities or obligations with respect thereto reflected in the finalized calculation of Net Working Capital pursuant to this Agreement, none of the Company or any of its Subsidiaries, on the one hand, or any Former Jones Group Company or any of its post-Closing Affiliates, on the other hand, shall have any further liability or obligation with respect to any such terminated agreement or understanding. Without limiting the generality of the foregoing, as of the Closing, the coverage under all insurance policies maintained by Seller, any Former Jones Group Company and/or any of their respective post-Closing Affiliates related to the Company and/or any of its Subsidiaries (other than, for the avoidance of doubt, insurance policies maintained by the Company or an of its Subsidiaries in which any of the foregoing Persons are the exclusive named insureds) shall continue in force only for the benefit of Seller and its post-Closing Affiliates and not for the benefit of Purchaser or its Affiliates (including, after the Closing, any of the Company and its Subsidiaries). Purchaser agrees to arrange for its own account insurance policies with respect to the Company and its Subsidiaries covering all periods beginning from and after the Closing and agrees not to seek (and to cause the Company and its Subsidiaries not to seek from and after the Closing), through any means, to benefit from any of the insurance policies maintained by Seller, any Former Jones Group Company and/or any of their respective post-Closing Affiliates which may provide coverage for claims relating in any way to the Company and/or any of its Subsidiaries.
Each Former Jones Group Company and/or any of their respective post-Closing Affiliates are intended third party beneficiaries of this Section 6.7. Without limiting the right of any such Persons under this Agreement, Seller may enforce the rights of each of them under this Section 6.7.
6.8    No Financing Condition. Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that its obligations hereunder are not conditioned in any manner upon its ability to obtain any financing from any lenders or other financing sources. In addition, for the avoidance of doubt, Purchaser acknowledges and agrees that the existence of any conditions contained under any financing arrangements or commitments of or to Purchaser shall not constitute, nor be construed to constitute, a condition to the consummation of the transactions contemplated by this Agreement.
6.9    Outstanding Letters of Credit. The Company has informed Purchaser that it or one of its Subsidiaries has caused to be issued, for the benefit of the Company and/or its Subsidiaries, the letters of credit listed on Schedule 6.9 (together with any such letters of credit issued for the benefit of the Company or its Subsidiaries prior to the Closing, the "Pre-Closing Letters of Credit"). At or prior to the Closing, Purchaser shall either (i) substitute replacement letters of credit for the Pre-Closing Letters of Credit and arrange for return and cancellation of the Pre-Closing Letters of Credit without further liability to Seller, the Company or any of its Subsidiaries or (ii) have issued back-to-back letters of credit or other credit support satisfactory to the issuer(s) of such Pre-Closing Letters of Credit, in any such case, at the sole risk of and for the account of Purchaser. From and after the Closing, Purchaser agrees that it shall bear all risk of loss with respect to the Pre-Closing Letters of Credit or any substitution therefor, and Purchaser further agrees, for the avoidance of doubt, that the Aggregate Purchase Price shall not be reduced by reason of the Pre-Closing Letters of Credit.
6.10    Consents. During the period from the date of this Agreement to the earlier of (i) the Closing Date and (ii) the date this Agreement is terminated in accordance with its terms, Seller shall use its commercially reasonable efforts, and shall cause the Company and each of its Subsidiaries to use their respective commercially reasonable efforts, to assist Purchaser (at Purchaser’s sole cost and expense) in Purchaser’s efforts to obtain all of the consents, approvals or notifications set forth on Schedule 6.10 prior to the Closing in respect of the transactions contemplated hereby. Notwithstanding any provision in this Agreement to the contrary, Purchaser acknowledges and agrees that (1) certain consents, approvals and notifications to (or in respect of) the transactions contemplated by this Agreement (including those listed on Schedule 6.10) may be required from parties to contracts, leases, licenses or other agreements to which the Company and/or any of its Subsidiaries is a party (including the Material Contracts) or otherwise and such consents, approvals and notifications have not been obtained and/or made, and, prior to the Closing, such consents, approvals and notifications may not be obtained and/or made, (2) the failure to obtain or make (or seek or to obtain or make) any such consent, approval or notice (including any of those set forth on Schedule 6.10 hereof), shall not delay or prevent the Closing or in any way be deemed to be a pre-condition to the consummation of the transactions contemplated hereby and (3) neither Seller nor any of its respective Affiliates or representatives shall have any liability whatsoever to Purchaser or any of its Affiliates (and Purchaser and its Affiliates shall not be entitled to assert any claims) arising out of or relating to the failure to obtain or make any consents, approvals and/or notices that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of any such contract, lease, license or other agreement as a result thereof, and (4) no condition of Purchaser shall be deemed not to be satisfied as a result of the failure to obtain any consent or as a result of any such default, acceleration or termination or loss of right or any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination or loss of right.
6.11    Notification. During the period from the date of this Agreement to the earlier of (i) the Closing Date and (ii) the date this Agreement is terminated in accordance with its terms, Seller shall notify Purchaser in writing if Seller obtains Knowledge that any of the representations and warranties of Seller and/or the Company set forth in this Agreement are untrue or incorrect such that such breach would reasonably be expected to give rise to a failure of the condition precedent set forth in Section 8.1 within five (5) Business Days of Seller first obtaining Knowledge of such breach; provided, however, that the delivery of any notice pursuant to this Section 6.11 shall not cure any breach of any representation or warranty or otherwise limit or affect the remedies available hereunder to any party.

ARTICLE VII
COVENANTS OF PURCHASER, SELLER AND THE COMPANY
7.1    Post Closing Cooperation. From and after the Closing, Purchaser shall, and shall cause the Company and its Subsidiaries to, provide Seller and its Affiliates (including any Former Jones Group Company) and their respective authorized representatives with reasonable access, during normal business hours as reasonably requested by Seller, to the books, records (including accountant's work papers), properties, facilities, employees and representatives of the Company and its Subsidiaries with respect to periods prior to the Closing Date, matters occurring on or prior to the Closing Date and/or in connection with any matter relating to or arising out of this Agreement and/or any of the transactions contemplated hereby (whether or not relating to periods prior to the Closing Date or matters occurring on or prior to the Closing Date), and the ability to inspect and copy any such books and records and/or (if required) obtain the originals thereof; provided that (i) any such access shall not unreasonably interfere with the business or operations of the Company or its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries shall be obligated to provide any access to any documents or data which they are prohibited from doing so pursuant to applicable law or contractual restriction, as determined in the reasonable opinion of counsel. Unless otherwise consented to in writing by Seller, Purchaser shall not permit the Company or any of its Subsidiaries, for a period of six (6) years, or such longer period as required by applicable law, following the Closing Date, to destroy, alter or otherwise dispose of any of its books and records, or any portions thereof, relating to periods prior to the Closing Date and/or matters relating to this Agreement and the transactions contemplated hereby without first giving at least thirty (30) days prior written notice to Seller and offering to surrender to Seller such books and records or such portions thereof.
7.2    Indemnification and Insurance.
(a)From and after the Closing, each of Purchaser, the Company and its Subsidiaries will indemnify and hold harmless, to the fullest extent permitted under applicable law (and Purchaser will also advance expenses as incurred to the fullest extent permitted under applicable law), each present and former director and officer of the Company and each of its Subsidiaries (collectively, the "Indemnified Parties") against any costs, expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties' service as a director or officer of the Company or any of its Subsidiaries or services performed by such persons at the request of the Company or any of its Subsidiaries at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, including, for the avoidance of doubt, in connection with (i) the transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party; provided that the Person to whom Costs are advanced provides an undertaking to repay such Costs if it is ultimately determined that such Person is not entitled to indemnification.
(b) From and after the Closing, Purchaser shall cause the Company and each of its Subsidiaries to continue to maintain in effect for a period of six (6) years from and after the Closing directors' and officers' liability insurance for the benefit of the Indemnified Parties with an insurer with the same or better credit rating as the Company's and its Subsidiaries' insurer as of the date of this Agreement with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the Indemnified Parties as the Company's and its Subsidiaries' existing policies with respect to any matters that existed or occurred at or prior to the Closing (including in connection with this Agreement or the transactions or actions contemplated hereby) ("D&O Insurance"), or Purchaser shall cause the Company and each of its Subsidiaries to use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with benefits, terms, conditions, retentions and levels of coverage that are at least as favorable to the insureds as provided in the Company's and its Subsidiaries' existing policies as of the date of this Agreement; provided that in no event shall Purchaser, the Company or its Subsidiaries be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums currently paid by the Company and its Subsidiaries for such insurance; provided further that, if the annual premiums of such insurance coverage exceed such amount, the Company and its

Subsidiaries shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.
(c)If Purchaser, the Company or any of its Subsidiaries or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Purchaser, the Company or any such Subsidiary of the Company shall assume all of the obligations set forth in this Section 7.2.
(d)The provisions of this Section 7.2 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, who are third party beneficiaries of this Section 7.2.
(e)The rights of the Indemnified Parties under this Section 7.2 shall be in addition to any rights such Indemnified Parties may have under the organizational documents of the Company and each of its Subsidiaries, or under any applicable contracts or laws. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the organizational documents of the Company and each of its Subsidiaries or the indemnification agreements between such Indemnified Party and the Company or any of its Subsidiaries set forth on the Disclosure Schedule shall survive the consummation of the transactions contemplated hereby and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party unless such amendment, repeal or modification is required by applicable law.
7.3    Personnel Matters.
(a)Purchaser agrees that, during the period commencing at the Closing and ending on the first anniversary thereof, each employee of the Company and its Subsidiaries who continues employment with Purchaser, the Company or any of its Subsidiaries after the Closing (the "Continuing Employees") will be provided with (i) base salary or regular wages, as applicable, and annual cash bonus opportunities that are no less favorable than such Continuing Employee’s base salary or regular wages, as applicable, and annual cash bonus opportunities provided by the Company and its Subsidiaries to each such Continuing Employee immediately prior to the Closing and (ii) other employee benefits (including paid time off) which are substantially comparable in the aggregate to the employee benefits provided by Purchaser to similarly situated employees of Purchaser immediately prior to the Closing; provided that the continued participation of the Continuing Employees in Benefit Plans following the Closing shall satisfy the requirements of this clause (ii). Without limiting the foregoing, following the Closing, Purchaser and the Company shall, and shall cause each of the Company's Subsidiaries to, pay to the Continuing Employees in the ordinary course of their respective businesses the annual incentive bonuses in respect of calendar year 2014, provided that Purchaser shall not be obligated to pay any amounts in respect thereof in excess of the amount accrued by the Company on the Financial Statements for annual incentive bonuses in respect of calendar year 2014.

(b)Purchaser shall cause any employee benefit plans which the Continuing Employees are entitled to participate in after the Closing to take into account for purposes of eligibility, vesting and level of benefits thereunder, service for the Company and its Subsidiaries as if such service were with Purchaser, to the same extent such service was credited under a comparable plan of the Company and/or its Subsidiaries (except to the extent it would result in a duplication of benefits with respect to the same period of service). Purchaser shall, and shall cause its direct and indirect Subsidiaries (including the Company and its Subsidiaries) to (i) waive all limitations as to preexisting conditions exclusions and all waiting periods with respect to participation and coverage requirements applicable to each Continuing Employee under any welfare benefit plan in which a Continuing Employee is eligible to participate on or after the Closing and (ii) credit each Continuing Employee for any co-payments, deductibles and other out-of-pocket expenses paid prior to the Closing under the terms of any corresponding Benefit Plan in satisfying any applicable deductible, co-payment or out-of-pocket requirements for the plan year in which the Closing occurs under any welfare benefit plan in which the Continuing Employee participates on and after the Closing.
(c)No provision of this Section 7.3 shall create any third-party beneficiary or other rights in any Continuing Employee or former employee (including any beneficiary or dependent thereof) in respect of any benefits that may be provided, directly or indirectly, under any of the employee benefit plans, programs, policies and arrangements maintained by Purchaser, the Company or any of their respective Subsidiaries or Affiliates. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.3 shall impede or limit Purchaser, the Company or any of their respective Subsidiaries or Affiliates from (x) terminating any of their employees at any time for any reason or no reason, subject to the provisions of applicable law and Benefit Plans, or (y) amending or terminating any Benefit Plan or any of the employee benefit plans, programs, policies and arrangements maintained by Purchaser, the Company or any of their respective Subsidiaries or Affiliates following the Closing.
7.4    WARN Act Notice. Purchaser shall be solely responsible for providing any notice required under the WARN Act in respect of the termination after the Closing of the employment of any employee of the Company or any of its Subsidiaries located in the United States, and shall indemnify and hold Seller harmless from any liability arising from any failure of Purchaser to comply fully with the foregoing covenant; provided, however, that, during the period from the date of this Agreement to the earlier of (i) the Closing Date and (ii) the date this Agreement is terminated in accordance with its terms, within five (5) Business Days after the end of each calendar month during such period (beginning with the month ending January 31, 2015), the Company shall provide Purchaser with an updated list of full-time salaried employees of the Company who primarily provide services in the United States and whose employment with the Company or any of its Subsidiaries was terminated during such monthly period; provided further however, that Purchaser acknowledges and agrees that the failure by the Company to deliver any list as contemplated by the preceding proviso shall not delay or prevent the Closing or any in way be deemed to be a pre-condition to the consummation of the transactions contemplated hereby.
7.5    Preparation of Tax Returns.
(a)Prior to the Closing Date, the Company shall prepare and timely file (or cause to be prepared and timely filed), consistent with applicable law, all Tax Returns required to be filed by any of the Company and its Subsidiaries prior to the Closing Date (after taking into account all valid extensions) and timely pay (or cause to be paid) all Taxes shown as due on such Tax Returns.
(b)Prior to the Closing Date, the Company shall prepare and file (or cause to be prepared and filed) (x) the Internal Revenue Service Form 1120 (including Form 8594 for the Carveout Sale) and (y) any state income Tax Returns, in each case, with respect to the affiliated group of which the Company is the common parent and for the taxable year ended December 31, 2014 (the “2014 Company Income Tax Returns”). All 2014 Company Income Tax Returns shall be prepared consistent with (i) applicable law and (ii) Exhibit 7.5(b).
(c)From and after the Closing, Purchaser shall be responsible for the preparation of all Tax Returns for the Company and its Subsidiaries, and shall be solely responsible for the payment of all Taxes due and owing with respect to the Company and each of its Subsidiaries. Notwithstanding the foregoing, and except as would be consistent with a Seller Final Determination, Purchaser shall not, and shall not allow the Company or any of its Subsidiaries to, (i) file any Tax Return (including an amended Tax Return) that allocates the purchase price paid pursuant to that certain Purchase Agreement dated as of December 19, 2013, by and between Stuart Weitzman Acquisition Co. LLC (f/k/a Jasper SW, LLC), a Delaware limited liability company, and Jasper Parent LLC, as amended by that certain Amendment No. 1 to Purchase Agreement, dated as of February 12, 2014, by and between Stuart Weitzman Acquisition Co. LLC and Jasper Parent LLC, and as further amended by that certain Amendment No. 2 to Purchase Agreement, dated as of April 7, 2014, by and between Stuart Weitzman Acquisition Co. LLC and Jasper Parent LLC (as so amended, referred to herein as the “Carveout Purchase Agreement”) among the interests and assets of the “Transferred Subsidiaries” and “Transferred Business” (as such terms are defined in the Carveout Purchase Agreement), or otherwise report for any Tax purpose (or initiate any discussions with or disclosures to a taxing authority regarding) the Carveout Sale, in a manner that is inconsistent with the allocation or reporting used by the Company and its Subsidiaries in the 2014 Company Income Tax Returns (including the Form 8594 included in the 2014 Company Income Tax Returns) or (ii) amend any Tax Return of the Company or any of its Subsidiaries (including the 2014 Company Income Tax Returns) filed prior to the Closing Date, in each case, without the prior written consent of Seller.
(d)Each of the parties hereto shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns pursuant to this Section 7.5 and any audit, litigation or other proceeding with respect to Taxes related thereto. Such cooperation shall include the retention for the full period of any statute of limitations and (upon any other party's request) the provision of records and information that are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If any taxing authority initiates any audit, examination, investigation or other proceeding with respect to the Carveout Sale of which Seller or any Affiliate of Seller becomes aware, then Seller shall provide reasonable written notice to Purchaser within thirty (30) days. If there is a final settlement or “determination” within the meaning of Section 1313(a) of the Code (or comparable provision of state, local, or non-U.S. Law) with respect to the Carveout Sale that is inconsistent with the allocation or reporting used by the Company and its Subsidiaries in the 2014 Company Income Tax Returns (such a settlement or determination shall be referred to as a “Seller

Final Determination”) of which Seller or any Affiliate of Seller becomes aware, Seller shall provide to Purchaser reasonable written notice of such Seller Final Determination (including a reasonably detailed description of such Seller Final Determination) within thirty (30) days.
7.6    No Section 338 Election. No party hereto nor any affiliate thereof shall make an election under Section 338 of the Code or any similar provision of foreign, state or local law in respect of the purchase and sale of the Purchased Interests, any of the assets of the Company or any of its Subsidiaries or the other transactions contemplated by this Agreement.
7.7    Transfer Taxes. All Transfer Taxes shall be borne by Purchaser, and Purchaser shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.
7.8    Prior Tax Agreements. Seller shall terminate or cause to be terminated any and all of the tax sharing, allocation, indemnification or similar agreements, arrangements or undertakings in effect, written or unwritten, on the Closing Date as between Seller or any predecessor or Affiliate thereof, on the one hand, and the Company and any of its Subsidiaries, on the other hand, for all Taxes imposed by any government or taxing authority, regardless of the period in which such Taxes are imposed, and there shall be no continuing obligation to make any payments under any such agreements, arrangements or undertakings.
7.9    Guarantees and Other Credit Support.
(a)Purchaser acknowledges that Seller and certain of its post-Closing Affiliates (including certain of the Former Jones Group Companies) have entered into various arrangements in which guarantees, indemnities, credit support, letters of credit, bonds, cash deposits or similar arrangements were issued or provided by or on behalf of Seller or one or more of its post-Closing Affiliates (other than the Company and its Subsidiaries) in order to support or facilitate the business(es) of the Company and its Subsidiaries or otherwise for the benefit of the Company and/or one or more of its Subsidiaries and/or one or more of its business(es) (collectively, the "Support Obligations"). From and after the Closing (and, if so requested by Seller, prior to the Closing), Purchaser shall use reasonable best efforts to effect the full and unconditional release of Seller and its post-Closing Affiliates (including the Former Jones Group Companies), effective as of the Closing or as soon as commercially practicable thereafter, from all Support Obligations listed on Schedule 7.9, including by the issuance, to the beneficiaries thereof, in sufficient amounts of letters of credit, guaranties, cash collateral and/or other credit support to cause such unconditional release in full of the Support Obligations listed on Schedule 7.9.
(b) In connection with replacement of such Support Obligations by Purchaser, Purchaser and Seller shall reasonably cooperate (at Purchaser's sole cost and expense) to cause the beneficiary or beneficiaries of the Support Obligations to terminate and redeliver to Seller or its post-Closing Affiliates (including any applicable Former Jones Group Company), as applicable, as soon as practicable at or following the Closing, each original copy of each original guaranty, letter of credit or other instrument constituting or evidencing such Support Obligations and any cash collateral in respect of the Support Obligations, as applicable, and in each case, to take such other actions as may be required (or reasonably requested by Seller) to terminate such Support Obligations.
(c) If Purchaser is not successful in obtaining the complete and unconditional release of Seller and its post-Closing Affiliates (including any applicable Former Jones Group Company) from the Support Obligations at the Closing, then Purchaser shall continue to try to obtain such release after Closing and shall indemnify, defend and hold harmless Seller and its post-Closing Affiliates (including the Former Jones Group Companies) from and against any and all losses, damages, liabilities, causes of action, judgments and reasonable out-of-pocket costs and fees and expenses (including reasonable attorney's fees and disbursements) incurred by any such indemnified Persons in connection with the Support Obligations. Purchaser shall, for so long as any Support Obligation remains outstanding, not, and shall cause the Company and each of their respective Subsidiaries not to, effect any amendments or modifications or exercise any option or election to extend or renew or effect any other changes to the underlying contracts, leases or other business arrangements to which any of such Support Obligations relate, or otherwise take any action that would effect any change to (or extension or renewal of) such contracts, leases or other business arrangements without Seller's prior written consent.
(d)Each of Seller's post-Closing Affiliates (including any applicable Former Jones Group Company) are intended third party beneficiaries of this Section 7.9. Without limiting the right of any post-Closing Affiliates of Seller (including any applicable Former Jones Group Company) under this Agreement, Seller may enforce the rights of each of its post-Closing Affiliates under this Section 7.9.
(e)From and after the Closing, Purchaser agrees that it shall bear all risk of loss with respect to the Support Obligations or any substitution therefor, and Purchaser further agrees that the Aggregate Purchase Price shall not be reduced by reason of the Support Obligations.
7.10    Resignations of Officers and Directors. On the Closing Date, Seller shall cause to be delivered to Purchaser executed resignations of the individuals set forth on Schedule 7.10 from their positions as officers, directors or managers, as the case may be, of the Company and/or any of its Subsidiaries (to the extent such individuals are serving as officers, directors or managers of the Company and/or any of its Subsidiaries as of the Closing Date), such resignations to be effective as of the Closing.
7.11    Section 280G.
(a)Purchaser and the Company acknowledge that certain amounts which may be received by any Person in connection with the transactions contemplated by this Agreement may be deemed to constitute a “parachute payment” (within the meaning of Section 280G). The Company shall use commercially reasonable efforts to obtain, prior to the solicitation of the requisite interest holder approval described in Section 7.11(b), a Section 280G Waiver from each Disqualified Individual, as determined immediately prior to the initiation of the solicitation of the requisite interest holder approval described in Section 7.11(b), and who might otherwise receive or have the right or entitlement to receive a “parachute payment” under Section 280G in connection with the transactions contemplated by this Agreement, unless the requisite interest holder approval of such parachute payments is obtained pursuant to Section 7.11(b).
(b)As soon as practicable following the receipt by the Company of the Section 280G Waivers, if any, for the applicable individuals described in Section 7.11(a), the Company shall submit to the applicable interest holders any payments and/or benefits that are subject to a Section 280G Waiver (accompanied by a disclosure statement) for approval in accordance with Section 280G(b)(5)(B) of the Code. Prior to the Closing, the Company shall deliver to Purchaser with respect to any payments or benefits that are subject to a Section 280G Waiver (i) evidence that a interest holder vote was solicited in conformance with Section 280G, and the requisite interest holder approval was obtained with respect to any payments and/or benefits that were subject to the interest holder vote (the “Section 280G Approval”) or (ii) notice that the Section 280G Approval was not obtained and as a consequence, pursuant to the Section 280G Waiver, such “parachute payments” shall not be made or provided. The Company shall deliver to Purchaser at least two (2) Business Days prior to submission to the interest holders, copies of all documents being submitted by the Company to the interest holders pursuant to this Section 7.11(b) for Purchaser’s review and comment and approval (which shall not be unreasonably withheld).
(c)Notwithstanding any provision to the contrary contained in this Agreement, Purchaser expressly acknowledges and agree that none of Seller, the Company or any of their respective Affiliates will have any liability or obligation of any kind or nature to Purchaser or any other Person in the event that despite the exercise of commercially reasonable efforts, the Company fails to obtain any or all of the Section 280G Waivers from the Disqualified Individuals.
7.12    Further Assurances. Each of the parties hereto shall execute such further documents and perform such other further acts as may be reasonably required to carry out the provisions of this Agreement and the transactions contemplated hereby.
7.13    Termination of Advisory Agreement. Effective as of the Closing, (x) the Company shall terminate that certain Advisory Agreement, dated April 8, 2014 (the "Advisory Agreement"), among Sycamore Partners Management, L.L.C., Stuart Weitzman Parent LLC, Stuart Weitzman Acquisition Co. LLC, Stuart Weitzman Holdings, LLC, Stuart Weitzman, LLC, Stuart Weitzman IP, LLC and Stuart Weitzman Retail Stores, LLC, with the effect that none of the parties thereto shall have any further liability or obligation thereunder from and after the Closing, and (y) at the Closing, the Company shall deliver to Purchaser evidence of such termination, in a form reasonably satisfactory to Purchaser.
ARTICLE VIII
CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived by Purchaser in writing:
8.1    Representations and Warranties. (i) The representations and warranties of Seller and the Company set forth in Section 3.7 (Capitalization; Subsidiaries) and Section 4.6 (Ownership of Purchased Interests) hereof shall be true and correct (without regard to any qualifications as to materiality or Material Adverse Effect (or any correlative term) contained in such representations and warranties) in all respects (other than with respect to any immaterial breaches of any such representation or warranty) as of the date hereof and as of the Closing Date, as if made at and as of such time (other than those representations and warranties that address matters as of particular dates, in which case such representations and warranties shall be true and correct in all respects as of such particular dates (other than with respect to any immaterial breaches of any such representation or warranty)), and (ii) each of the other representations and warranties of Seller and the Company set forth in Article III and Article IV hereof shall be true and correct (without regard to any qualifications as to materiality or Material Adverse Effect (or any correlative term) contained in such representations and warranties) as of the date hereof and as of the Closing Date, as if made at and as of such time (other than those representations and warranties that address matters as of particular dates, in which case such representations and warranties shall be true and correct as of such particular dates), except (x) for changes or developments contemplated by this Agreement, and/or (y) in the case of clause (ii) above only, where the failure of such representations and warranties to be so true and correct have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
8.2    Performance. The Company and Seller shall have performed and complied in all material respects with all agreements and covenants (other than Section 6.11) set forth in this Agreement to be performed and complied with by them prior to or on the Closing Date.
8.3    No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred.
8.4    Certificates. Purchaser shall have received one or more certificates, dated as of the Closing Date, signed by the chief executive officer or other authorized officer of each of the Company and Seller, to the effect that, to the knowledge of the Company or Seller, as the case may be, the conditions set forth in Section 8.1, Section 8.2 and Section 8.3 have been satisfied.
8.5    Competition Filing; Legal Prohibition.
(a) Any waiting period (and any extensions thereof) under the HSR Act shall have expired or been terminated.
(b)No Governmental Authority shall have enacted, entered, promulgated or enforced an order, statute, injunction or judgment that is then in effect which prohibits, enjoins or makes illegal the consummation of the transactions contemplated hereby.
8.6    Certificate of Formation and Good Standing Certificate. Seller shall have delivered to Purchaser a copy of the certificate of formation of the Company (certified by the Secretary of State of Delaware) and a certificate of good standing from the State of Delaware for the Company dated within fifteen (15) days of the Closing Date.
8.7    Payoff Letters. The Company shall deliver to Purchaser a customary payoff letter from each lien holder of the indebtedness for borrowed money under the Financing Documents, together with lien terminations and other instruments of discharge in a form reasonably satisfactory to Purchaser as may be reasonably requested by Purchaser to extinguish the Loans and all security interests related thereto; each such payoff letter to become effective immediately upon (i) execution by the borrowers of such indebtedness of such payoff letter and (ii) payment in full by Purchaser of all obligations with respect thereto.
8.8    Resignations. Purchaser shall have received the resignations to be delivered pursuant to Section 7.10.
8.9    FIRPTA Certificate. Seller shall have delivered to Purchaser a non-foreign affidavit prepared in accordance with the Treasury Regulations promulgated under Section 1445 of the Code, signed by an officer of Seller, dated as of the Closing Date, and in form and substance satisfactory to Purchaser.
8.10    Escrow Agreement. The Escrow Agreement shall have been executed and delivered by Seller and the Escrow Agent, and shall have become effective in accordance with its terms.

8.11    Transition Services Agreement. The Transition Services Agreement shall have been executed and delivered by the parties thereto, and shall have become effective in accordance with its terms.
8.12    2014 Company Income Tax Returns. The Company shall have filed (or caused to have been filed) with the applicable Governmental Authority all 2014 Company Income Tax Returns, and Purchaser shall have received a copy of each such Tax Return and evidence of filing thereof.
8.13    Advisory Agreement Termination. Purchaser shall have received evidence of the termination of the Advisory Agreement, in a form reasonably satisfactory to Purchaser.

ARTICLE IX
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND SELLER

The obligation of the Company and Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived by Seller (on behalf of the Company and Seller) in writing:
9.1    Representations and Warranties. The representations and warranties of Purchaser set forth in Articles V hereof shall be true and correct in all material respects at and as of the date hereof and as of the Closing Date, as though then made (other than those representations and warranties that address matters as of particular dates, in which case such representations and warranties shall be true and correct in all material respects as of such particular dates), except (i) for changes or developments contemplated by this Agreement and/or (ii) where the failure of such representations and warranties to be so true and correct would not, in the aggregate, have a material adverse effect on Purchaser's ability to consummate the transactions contemplated hereby.
9.2    Performance. Purchaser shall have performed and complied in all material respects with all agreements and covenants set forth in this Agreement to be performed and complied with by Purchaser prior to or on the Closing Date.
9.3    Certificate. Each of the Company and Seller shall have received a certificate, dated as of the Closing Date, signed by the chief executive officer or other authorized officer of Purchaser, to the effect that, to the knowledge of Purchaser, the conditions set forth in Section 9.1 and Section 9.2 have been satisfied.
9.4    Competition Filing; Legal Prohibition.
(a) Any waiting period (and any extensions thereof) under the HSR Act shall have expired or been terminated.
(b)No Governmental Authority shall have enacted, entered, promulgated or enforced an order, statute, injunction or judgment that is then in effect which prohibits, enjoins or makes illegal the consummation of the transactions contemplated hereby.

9.5    Governing Document and Good Standing Certificate. Purchaser shall have delivered to Seller a copy of the certificate of incorporation or formation (or equivalent organizational document) of Purchaser (certified by the Secretary of State of the state of its organization) and a certificate of good standing for Purchaser from the state of its organization dated within fifteen (15) days of the Closing Date.
9.6    Escrow Agreement. The Escrow Agreement shall have been executed and delivered by Purchaser and the Escrow Agent, and shall have become effective in accordance with its terms.

ARTICLE X
NO SURVIVAL; WAIVER

10.1    No Survival. The representations and warranties, and covenants and agreements to the extent contemplating or requiring performance prior to the Closing, set forth in this Agreement or in any certificate delivered pursuant to Article VIII or Article IX of this Agreement shall not survive the Closing. Each of the representations and warranties set forth in this Agreement or in any certificate delivered in connection with this Agreement shall terminate effective immediately as of the Closing such that no claim for breach of any such representation or warranty, detrimental reliance or other right or remedy (whether in contract, in tort or at law or equity) may be brought after the Closing. The covenants and agreements of any party set forth in this Agreement and in any other document delivered in connection herewith to the extent contemplating or requiring performance by such party prior to the Closing (including, for the avoidance of doubt, Section 6.1 hereof) shall terminate effective immediately as of the Closing such that no claim for breach of any such covenant, detrimental reliance or other right or remedy (whether in contract, in tort or at law or equity) may be brought after the Closing. Each covenant and agreement which by its terms requires performance at or after the Closing (the "Surviving Covenants") shall expressly survive Closing until fully performed in accordance with its terms and nothing in this Section 10.1 shall be deemed to limit any rights or remedies of any Person for breach of any such covenant (with it being understood that Purchaser shall also be liable (in addition to the Company) for breach of any covenant or agreement requiring performance by the Company or any of its Subsidiaries after the Closing and that nothing herein shall limit or affect Purchaser's or any of its Affiliates' liability for the failure to pay the Aggregate Purchase Price or pay other amounts as required hereunder). Accordingly and for the avoidance of doubt, following the Closing, except with respect to (i) the Surviving Covenants or (ii) fraud, no party hereto shall have any liability or obligation of any kind or nature whatsoever to any other party hereto (whether such liability is based on a theory of breach of contract (including any breach of any representation, warranty, covenant or agreement set forth in this Agreement), tort or otherwise) arising out of or in any way related to any claim or cause of action with respect to the subject matter of this Agreement, any certificate delivered pursuant to Article VIII or Article IX and/or the transactions contemplated hereby.
10.2    Waiver. C Each of Purchaser (on its behalf and on behalf of each of its post-Closing Affiliates and any Person claiming through any of them) and the Company (on its behalf and on behalf of each of its Subsidiaries) acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable law (including Environmental Law), any and all rights, claims and causes of action it may have against Seller or any of its post-Closing Affiliates (or any

Former Jones Group Company) relating to the operation of the Company or its Subsidiaries or their respective businesses prior to Closing, or relating to the subject matter of this Agreement or the Disclosure Schedule and the transactions contemplated hereby and thereby or the business(es) of the Company and its Subsidiaries (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy, including as may arise under common law) are hereby waived, except with respect to (i) the Surviving Covenants or (ii) any claims for fraud. Furthermore, without limiting the generality of this Article X, and except with respect to (i) the Surviving Covenants or (ii) any claims for fraud, Purchaser covenants and agrees that no claim shall be brought or maintained by or on behalf of Purchaser or any of its post-Closing Affiliates (including, after the Closing, the Company and its Subsidiaries) and/or any Person claiming through any of them against Seller or any of its post-Closing Affiliates (or any Former Jones Group Company), and no recourse shall be sought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of the Company, Seller or any other Person set forth or contained in this Agreement, any certificate, instrument, opinion or other documents of the Company or any other Person delivered hereunder, the subject matter of this Agreement or the Disclosure Schedule and the transactions contemplated hereby and thereby, the business, the ownership, operation, management, use or control of the business of the Company or any of its Subsidiaries, any of their assets, or any actions or omissions prior to the Closing except with respect to claims for fraud. Purchaser hereby agrees to indemnify and hold harmless Seller and each of its post-Closing Affiliates (and each Former Jones Group Company) from and against and in respect of any and all losses, liabilities, damages or expenses (including reasonable legal fees) incurred by Seller or any of its post-Closing Affiliates (or any Former Jones Group Company) as a result of any such claim brought or maintained by Purchaser or any of its post-Closing Affiliates (including, after the Closing, the Company and its Subsidiaries) or any Person claiming through any of them against Seller or any of its post-Closing Affiliates (or any Former Jones Group Company) in contravention of this Article X.
10.3    Other Matters. Purchaser acknowledges and agrees that the agreements contained in this Article X are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Seller and the Company would not enter into this Agreement. For the avoidance of doubt, after the consummation of the Closing, no party may seek the rescission of the transactions contemplated by this Agreement. Purchaser acknowledges and agrees that Seller may enforce the rights of any of its post-Closing Affiliates (and/or any Former Jones Group Company) hereunder.
ARTICLE XI
TERMINATION OF AGREEMENT

11.1    Termination. This Agreement may be terminated at any time prior to the Closing only as follows:
(a)by the mutual written consent of Seller and Purchaser;
(b)by Purchaser, if there has been a material breach by the Company or Seller of any covenant, representation or warranty of the Company or Seller (as applicable) contained in this Agreement which has prevented the satisfaction of any condition in Article VIII to the obligations of Purchaser at the Closing and such breach has not been waived by Purchaser or cured by the Company or Seller within twenty (20) days after the Company's or Seller's receipt of written notice thereof from Purchaser; provided that the right of termination pursuant to this Section 11.1(b) shall not be available to Purchaser at any time that Purchaser has violated or is in breach of any covenant, representation or warranty of Purchaser hereunder if such breach has prevented satisfaction of the Company's and Seller's conditions to Closing hereunder and has not been waived by Seller or, if capable of cure, has not been cured by Purchaser;
(c)by Seller, if there has been a material breach by Purchaser of any covenant, representation or warranty contained of Purchaser in this Agreement which has prevented the satisfaction of any condition in Article IX to the obligations of Seller and the Company at the Closing and such breach has not been waived by Seller or cured by Purchaser within twenty (20) days after Purchaser's receipt of written notice thereof from Seller or the Company; provided that the right of termination pursuant to this Section 11.1(c) shall not be available to Seller at any time that the Company or Seller have violated or are in breach of any covenant, representation or warranty of the Company or Seller (as applicable) hereunder if such breach has prevented satisfaction of Purchaser's conditions to Closing hereunder and has not been waived by Purchaser or, if capable of cure, has not been cured by the Company and/or Seller; provided further, that the failure of Purchaser to deliver all or any portion of the Aggregate Purchase Price as required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by Seller;
(d)by Purchaser if the Closing has not occurred on or before May 25, 2015 (the "Termination Date"); provided that Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 11.1(d) if Purchaser's breach of this Agreement has prevented the consummation of the transactions contemplated hereby;
(e)by Seller if the Closing has not occurred on or before the Termination Date; provided that Seller shall not be entitled to terminate this Agreement pursuant to this Section 11.1(e) if (i) the Company's or Seller's breach of this Agreement has prevented the consummation of the transactions contemplated hereby or (ii) Seller has not filed (or caused to have been filed) with the applicable Governmental Authority all 2014 Company Income Tax Returns prior to the Termination Date; provided that if Seller thereafter files (or causes to be filed) following the Termination Date all 2014 Company Income Tax Returns, Seller shall be entitled to terminate this Agreement pursuant to this Section 11.1(e) any time after five (5) Business Days following the filing of the 2014 Company Income Tax Returns;
(f)by Purchaser, if all of the conditions set forth in Article IX have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing, but which conditions could be satisfied (and would be satisfied) if the Closing were to occur on such date) and Seller fails to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred pursuant to Section 2.5 and Purchaser stood ready and willing to consummate on that date the transactions contemplated by this Agreement to occur at the Closing; or
(g)by Seller, if all of the conditions set forth in Article VIII have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing, but which conditions could be satisfied (and would be satisfied) if the Closing were to occur on such date) and Purchaser fails to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred pursuant to Section 2.5 and the Company and Seller stood ready and willing to consummate on that date the transactions contemplated by this Agreement to occur at the Closing.
The party desiring to terminate this Agreement pursuant to clauses (b), (c), (d), (e), (f) or (g) of this Section 11.1 shall give written notice of such termination to the other parties hereto.
11.2    Survival After Termination.
(a)In the event of termination of this Agreement by either Purchaser or Seller as provided in Section 11.1 above, this Agreement (and the provisions hereof) shall immediately become void and of no further force and effect (other than Section 6.2(c), this Section 11.2, Article XII and the Confidentiality Agreement, each of which shall survive the termination of this Agreement and shall be enforceable by the parties to this Agreement), and there shall be no liability on the part of any of Purchaser, Seller or the Company to one another or with respect to the transactions contemplated by this Agreement, except (x) that no such termination shall relieve any party hereto from liability for any Willful Breach (as defined below) by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to the time of such termination, (y) as provided above, with respect to Section 6.2(c), this Section 11.2, Article XII and the Confidentiality Agreement, each of which shall survive the termination of this Agreement and shall be enforceable by the parties to this Agreement and (z) in the case of Purchaser, any failure to have sufficiently available funds for the consummation of the transactions contemplated hereby or to pay all or any portion of the Aggregate Purchase Price. Notwithstanding any provision herein to the contrary, if the transactions contemplated by this Agreement shall be terminated for any reason, (a) Purchaser shall, at Seller’s request, return or destroy all documents and other material received from any of the Company, Seller and/or any of their respective representatives relating to the Company, any of its Affiliates, any of their respective businesses and/or any of the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement and (b) all confidential information received by Purchaser or any of its Affiliates or representatives with respect to or relating to Seller, and/or any of its representatives relating to the Company, any of its Affiliates, any of their respective businesses and/or any of the transactions contemplated hereby shall be treated as strictly confidential in accordance with the Confidentiality Agreement. For purposes of this Agreement, "Willful Breach" means a material breach by a party to this Agreement of any of its representations, warranties, covenants or other agreements set forth in this Agreement that is a consequence of an act or failure to act by such breaching party with the actual knowledge of such party that the taking of such act or failure to take such act by such party would cause a material breach by such party of any such representation, warranty, covenant or other agreement of such party set forth in this Agreement.
(b)For the avoidance of doubt and without limiting the Company's and Seller's rights under this Section 11.2, for all purposes of this Article XI, the failure of Purchaser to make the payment of the Aggregate Purchase Price when required shall be deemed a material and Willful Breach of this Agreement by Purchaser that is not capable of cure and that has prevented consummation of the transactions contemplated hereby. Notwithstanding this Section 11.2 or anything else in this Agreement, Purchaser affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement that Purchaser obtain financing for or related to any of the transactions contemplated hereby.

ARTICLE XII
MISCELLANEOUS
12.1    Press Releases and Communications. The Company, Seller and Purchaser agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any party without the prior consent of the other parties, unless required by law or the rule of any securities exchange upon which any party's common stock may be listed, in which case Purchaser and Seller shall have the right to review and comment upon such press release or public announcement prior to its issuance, making or publication; provided that, notwithstanding the foregoing, Seller, the Company and its Subsidiaries may make announcements from time to time to their respective employees, customers, suppliers and other business relations to the extent the Company or Seller reasonably determines in good faith that such announcement is necessary or desirable, provided that Seller shall notify Purchaser in advance prior to any such announcement and consider in good faith any comments provided by Purchaser. Notwithstanding the foregoing, Purchaser and Seller shall cooperate to prepare a joint press release to be issued on the Closing Date and, only if required pursuant to the rule of any securities exchange on which Purchaser’s or any of its Affiliates’ common stock may be listed, a joint press release to be issued upon the execution and delivery of this Agreement by the parties. Seller, the Company and Purchaser agree to keep the terms of this Agreement confidential, except to the extent required by applicable law or the rule of any securities exchange on which any party's common stock may be listed or for financial reporting purposes and except that the parties may disclose such terms to their respective employees, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to or are bound by contract to keep the terms of this Agreement confidential).
12.2    Expenses. Except as otherwise set forth in this Agreement, each of the parties hereto shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the transactions contemplated hereby, including, but not limited to, any such costs and expenses incurred by any party hereto in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants), regardless of whether the transactions contemplated hereby are consummated; provided that if the Closing occurs, Purchaser shall pay or cause to be paid all of the Company Transaction Expenses as set forth in Section 2.4(b) hereof (which are deducted (without duplication of amounts) from the Aggregate Purchase Price as provided in Section 2.2 hereof). Notwithstanding any provision of this Agreement to the contrary, Purchaser shall pay (x) all costs incurred by Purchaser in connection with any filing required under the HSR Act or any foreign competition filing and (y) all filing fees in connection with any filing required under the HSR Act or any foreign competition filing.

12.3    Governing Law; Jurisdiction; Waiver of Jury Trial.
(a)All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of New York.
(b)Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any New York State or Federal court sitting in the Borough of Manhattan in New York, New York, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.11 shall be deemed effective service of process on such party.
(c)EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.3(c).
12.4    Binding Effect; Assignment; Third Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no party hereto may assign, delegate or otherwise transfer (including by operation of law) any of such party's rights or obligations under this Agreement without the prior written consent of Seller and Purchaser; provided that Purchaser shall be entitled to assign, upon prior written notice to Seller, its rights under this Agreement to any of its Affiliates or for collateral security purposes to any lender providing financing to Purchaser, it being agreed that if Purchaser makes any such assignment, Purchaser shall remain fully liable under this Agreement (including with respect to all of its obligations hereunder) notwithstanding any such assignment. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies or liabilities under or by reason of this Agreement, other than the third party beneficiaries enumerated in this Agreement, including those set forth in Section 6.7 (Intercompany Arrangements), Section 7.2 (Indemnification and Insurance), Section 7.9 (Guarantees and other Credit Support), Article X (No Survival; Waiver) and Section 11.2 (Survival After Termination), each of which is intended to be for the benefit of the Persons covered thereby or to be paid thereunder and may be enforced by such Persons.
12.5    Amendment and Waiver. Except as otherwise provided herein, any provision of this Agreement may be amended or waived only in a writing signed by Purchaser and Seller. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.
12.6    Interpretation. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months shall be deemed references to calendar days or months, unless indicated to the contrary. All references to "$" or "dollars" shall be deemed references to United States dollars. Any reference in this Agreement to wire transfers or other payments requires payment in dollars of the United States of America unless some other currency is expressly stated in that reference. Unless the context otherwise requires, any reference to a "Section," "Exhibit," or "Schedule" shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words "hereof," "herein" and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."
12.7    No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.
12.8    Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopy or electronic pdf signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.
12.9    Complete Agreement. This Agreement, including the schedules (including the Disclosure Schedule), exhibits and certificates referred to herein, and any documents executed by the parties pursuant hereto or in connection herewith, the Escrow Agreement and the Confidentiality Agreement, shall constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, written or oral, between the parties or any of their respective Affiliates with respect to such subject matter.
12.10    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.11    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted by via telecopy (or other facsimile device) to the number set out below for such recipient if the sender on the same day sends a confirming copy of such notice, demand or other communication by a recognized overnight delivery service (charges prepaid) or (c) one day after deposit with Federal Express or similar overnight courier service (charges prepaid). Notices, demands and communications to Purchaser, the Company, and Seller shall, unless another address is specified in writing, be sent to the addresses indicated below:

If to Purchaser or, following the Closing, the Company:

Coach, Inc.
516 West 34th Street
New York, New York 10001
Attention: Todd Kahn
Telephone: (212) 629-2228
Facsimile: (212) 629-2352

with a copy (which shall not constitute notice or service of process) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Brian Mangino
Telephone: (202) 639-7258
Facsimile: (202) 639-7003

If to Seller or, prior to the Closing, the Company:

Stuart Weitzman Topco LLC
c/o Sycamore Partners Management, L.L.C.
9 West 57th Street, 31st Floor
New York, New York 10019
Attention: Stefan Kaluzny
Peter Morrow
Telephone: (212) 796-8500
Facsimile: (212) 796-8560

with a copy (which shall not constitute notice or service of process) to:

Winston & Strawn LLP
35 West Wacker Drive
Chicago, IL 60601
Attention: James P. Faley
Telephone: (312) 558-5600
Facsimile: (312) 558-5700

and a copy (which shall not constitute notice or service of process) to:

Law Offices of Gary M. Holihan, P.C.
2345 Larkdale Drive
Glenview, IL 60025
Attention: Gary M. Holihan
Telephone: (312) 804-2033
Facsimile: (847) 730-3461

Notwithstanding the foregoing, any party may send any notice, request, demand, claim, or other communication required or permitted hereunder to the intended recipient at the address set forth above by personal delivery, messenger service and/or facsimile transmission; provided that no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications required or permitted hereunder are to be delivered by giving the other party(ies) notice in the manner herein set forth.
12.12    Specific Performance. Seller agrees that Purchaser shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations of Seller hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief. Furthermore, Purchaser agrees that Seller shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations of Purchaser hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief.
12.13    Disclosure Schedule. The disclosures in the Disclosure Schedule concerning Seller, the Company and/or any of its Subsidiaries referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement to the extent that it is readily apparent from the face of such disclosure that such disclosure would apply to such other Sections. The inclusion of information in the Disclosure Schedule shall not be construed as or constitute an admission or agreement that a violation, right of termination, default, liability or other obligation of any kind exists with respect to any item, nor shall it be construed as or constitute an admission or agreement that such information is material to the Company, any of its Subsidiaries and/or Seller. In addition, matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement or otherwise. Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy involving any of the parties hereto as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not in the ordinary course of business for purposes of this Agreement.
12.14    Legal Representation; Related Matters. It is acknowledged by each of the parties hereto that each of the Company and Seller have retained each of Winston & Strawn LLP ("W&S") and The Law Offices of Gary M. Holihan, P.C. ("GMH") to act as their counsel in connection with the transactions contemplated hereby and that neither W&S nor GMH has acted as counsel for any other party in connection with the transactions contemplated hereby and that no other party has the status of a client of W&S or GMH for conflict of interest or any other purposes as a result thereof. Purchaser hereby agrees that, in the event that a dispute arises after the Closing between Purchaser, on the one hand, and Seller and/or any of its post-Closing Affiliates, on the other hand, W&S and GMH may represent Seller and/or any of its post-Closing Affiliates in such dispute even though the interests of Seller and/or its post-Closing Affiliates may be directly adverse to Purchaser, the Company and/or any of the Company's Subsidiaries, and even though W&S and/or GMH may have represented the Company or any of its Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for Purchaser, the Company or any of its Subsidiaries. Purchaser further agrees that in the event of such dispute, as to all communications among each of W&S and GMH and the Company, any of its Subsidiaries, Seller and/or any of its post-Closing Affiliates to the extent that they pertain to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller and shall not pass to or be claimed by Purchaser, the Company or any of the Company's Subsidiaries.
* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the day and year first above written.

"Company"

STUART WEITZMAN INTERMEDIATE LLC

Name:	/s/ Peter Marrow
By:	Peter Morrow
Its:	Vice President and Secretary

"Seller"

STUART WEITZMAN TOPCO LLC
Name:	/s/ Peter Marrow
By:	Peter Morrow
Its:	Manager

"Purchaser"

COACH, INC.
Name:	/s/ Todd Kahn
By:	Todd Kahn
Its:	Global Affairs Officer, General Counsel & Secretary

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